                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       of
                             SPECTRA-PHYSICS, INC.
                                       at
                              $17.50 NET PER SHARE
                                       by
                       SPECTRA-PHYSICS ACQUISITION, INC.
                          a wholly-owned subsidiary of
                          THERMO ELECTRON CORPORATION
     ----------------------------------------------------------------------
 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, DECEMBER 14, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK OF SPECTRA-PHYSICS, INC. (THE "COMPANY") WHICH, TOGETHER WITH SHARES OWNED BY THERMO ELECTRON CORPORATION AND ITS SUBSIDIARIES, CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE OUTSTANDING SHARES OF THE COMPANY ON THE EXPIRATION DATE. AS OF NOVEMBER 12, 2001, THERMO ELECTRON CORPORATION AND ITS SUBSIDIARIES OWNED AN AGGREGATE OF 13,333,000 SHARES OF THE COMPANY'S OUTSTANDING COMMON STOCK, WHICH CONSTITUTED 78.5% OF THE OUTSTANDING SHARES OF COMMON STOCK ON SUCH DATE. THE OFFER IS ALSO SUBJECT TO OTHER IMPORTANT TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER TO PURCHASE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]

                          J.P. MORGAN SECURITIES INC.

November 16, 2001

                                    SUMMARY

    BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE IN THIS OFFER TO PURCHASE. THIS SUMMARY AND THE REMAINDER OF THIS OFFER TO PURCHASE INCLUDE INFORMATION REGARDING THE TENDER OFFER, THE PROPOSED SUBSEQUENT SHORT-FORM MERGER, SPECTRA-PHYSICS, INC. AND THE POSITION OF THERMO ELECTRON CORPORATION REGARDING THE FAIRNESS OF THE TERMS OF THE TENDER OFFER AND THE MERGER. REFERENCES IN THIS OFFER TO PURCHASE TO THE BOARD OF DIRECTORS OF THERMO ELECTRON INCLUDE BOTH THE FULL BOARD OF DIRECTORS AND/OR A DULY AUTHORIZED COMMITTEE OF THE BOARD OF DIRECTORS.

-  PRINCIPAL TERMS OF THE TENDER OFFER AND THE MERGER.

    - TENDER OFFER FOR ALL OUTSTANDING SHARES (PAGE 7). Spectra-Physics Acquisition, Inc. ("SPAI"), a wholly-owned subsidiary of Thermo Electron Corporation, is offering to purchase in a tender offer all of the outstanding shares of common stock of Spectra-Physics, Inc. that Thermo Electron Corporation and its subsidiaries do not currently own.

    - AFFILIATION OF SPECTRA-PHYSICS, SPAI AND THERMO ELECTRON (PAGES 37 AND
      39). Spectra-Physics is an indirect majority-owned subsidiary of Thermo Electron. SPAI is a newly-formed, wholly-owned subsidiary of Thermo Electron, and was formed specifically in order to merge with and into Spectra-Physics, as described below. An officer and director of Thermo Electron is also a director of Spectra-Physics. See "Certain Information Concerning The Company" and "Certain Information Concerning The Purchaser And Thermo Electron."

    - TENDER OFFER PRICE (PAGES 7 AND 36). The consideration being offered by SPAI in the tender offer is $17.50 per share in cash, without interest, in exchange for all of the outstanding shares of Spectra-Physics that Thermo Electron and its subsidiaries do not currently own. On August 21, 2001, Thermo Electron announced its intention to take Spectra-Physics private through a tender offer at $20.00 per share in cash, to be followed by a short-form merger. On August 20, 2001, the day prior to the announcement of the proposed transaction, the last reported sale price of Spectra-Physics common stock on NASDAQ was $13.69 per share. On
      September 26, 2001, Thermo Electron announced that it was reevaluating the offer price of $20.00 per share in order to analyze the impact on Spectra-Physics of the worsening economic conditions associated with the terrorist attacks on September 11, 2001. After the market closed on November 6, 2001, Thermo Electron announced the revised offer price of $17.50 per share in cash. On November 6, 2001, the last reported sale price of Spectra-Physics common stock on NASDAQ was $17.80 per share. The offer price of $17.50 per share is equal to a premium of approximately 28% over the last reported sale price of Spectra-Physics common stock on NASDAQ on the last trading date prior to the initial announcement, on August 21, 2001, of our intention to take Spectra-Physics private. The last reported sale price of Spectra-Physics common stock on NASDAQ on November 14, 2001 was $17.50 per share. For more information regarding the trading range of Spectra-Physics common stock, see "Price Range Of The Shares; Dividends."

    - CONDITIONS TO THE TENDER OFFER (PAGE 30). The tender offer is subject to a number of conditions, including the condition that enough shares of Spectra-Physics common stock are tendered and not withdrawn so that on the expiration date of the tender offer Thermo Electron and its subsidiaries will together own at least 90% of Spectra-Physics' outstanding shares. Assuming that no outstanding Spectra-Physics stock options are exercised, this 90% tender condition will be met if at least 1,945,080 shares of Spectra-Physics common stock are validly tendered and not withdrawn prior to the expiration date of the tender offer. See "The Tender Offer--Certain Conditions Of The Offer."

    - SPECTRA-PHYSICS SHARES OUTSTANDING; OWNERSHIP BY THERMO ELECTRON AND ITS SUBSIDIARIES (PAGE 7). As of November 12, 2001, Spectra-Physics had 16,975,644 shares of common stock outstanding. In addition, options to purchase 3,650,675 shares of Spectra-Physics common stock were outstanding at such date. Thermo Electron and its subsidiaries owned in the aggregate 13,333,000 shares of Spectra-Physics common stock, or approximately 78.5% of the outstanding shares of Spectra-Physics common stock, on November 12, 2001.

    - EXPIRATION OF THE TENDER OFFER (PAGE 24). The tender offer will expire at 12:00 midnight on Friday, December 14, 2001. We can elect at any time to extend the tender offer. If we extend the tender offer, we will issue a press release announcing the extension. See "The Tender Offer--Terms Of The Offer; Expiration Date."

    - PROCEDURES FOR ACCEPTING THE TENDER OFFER AND TENDERING SHARES
      (PAGE 26). In order for your shares of Spectra-Physics common stock to be purchased in the tender offer, you must follow the procedures described in "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares" and in the accompanying Letter of Transmittal prior to the expiration of the tender offer.

    - PAYMENT FOR TENDERED SHARES (PAGE 25). If all of the conditions of the tender offer are satisfied or waived and your shares of Spectra-Physics common stock are accepted for payment, we will pay you for your shares promptly after the expiration of the tender offer. See "The Tender Offer-- Acceptance For Payment And Payment For Shares."

    - WITHDRAWAL RIGHTS (PAGE 29). You may withdraw shares that you have tendered at any time on or prior to 12:00 midnight, New York City time, on Friday, December 14, 2001, or, if the tender offer is extended, prior to the expiration of the tender offer. Unless accepted for payment on or prior to January 14, 2002, you may also withdraw shares you have tendered at any time after that date. In order for a withdrawal to be effective, EquiServe Trust Company, L.P., the depositary for the tender offer, must receive your notice of withdrawal prior to the expiration of the tender offer at one of the addresses on the back cover of this Offer to Purchase. For more information on your withdrawal rights, see "The Tender Offer--Withdrawal Rights."

    - SUBSEQUENT MERGER (PAGE 41). The tender offer is the first step in Thermo Electron's plan to take Spectra-Physics private. If the tender offer is completed, Thermo Electron and its subsidiaries will together own at least 90% of Spectra-Physics' outstanding shares. Following the closing of the tender offer, Thermo Electron plans to cause SPAI to merge with and into Spectra-Physics in a so-called "short-form" merger. Spectra-Physics would be the surviving corporation in the merger and would be wholly-owned by Thermo Electron. SPAI does not intend to enter into a merger agreement with Spectra-Physics or to seek the approval of the board of directors of Spectra-Physics for such merger. If the merger occurs after February 22, 2002, stockholders of Spectra-Physics who do not tender their shares of Spectra-Physics common stock in the tender offer will not be entitled to vote their shares with respect to this merger, but will have a statutory right to demand a judicial appraisal of the fair value of their shares of Spectra-Physics common stock. See "The Merger; Appraisal Rights."

     The consideration to be paid in the merger will be the same $17.50 per share in cash as is payable in the tender offer. See "Special Factors--The Merger." Thermo Electron is prohibited by the terms of Section 203 of the Delaware General Corporation Law from causing Spectra-Physics to merge with Thermo Electron or any of its subsidiaries until February 23, 2002, unless the holders of at least two-thirds of the minority shares of Spectra-Physics vote to approve the merger. It is Thermo Electron's current intention to wait until as soon as practicable after February 22, 2002 to complete the short-form merger. See "Special Factors--Background to the Offer and the Merger--Acquisition of the Company."

    - OTHER POSSIBLE PURCHASES OF SPECTRA-PHYSICS COMMON STOCK (PAGE 19). If, after the tender offer is completed but prior to consummation of the merger, the aggregate ownership by Thermo Electron and its subsidiaries of the outstanding shares of Spectra-Physics common stock should fall below 90% due to the exercise of outstanding options or for any other reason, Thermo Electron may acquire additional shares of Spectra-Physics common stock on the open market or in privately negotiated transactions to the extent required for the aggregate ownership of Spectra-Physics common stock by Thermo Electron and its subsidiaries to equal or exceed 90%. These purchases would be made at the market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the price of $17.50 per share. See "Special Factors--Other Possible Purchases of Shares."

    - SOURCE OF FUNDS (PAGE 41). The total amount of funds required for SPAI to purchase all of the outstanding shares of Spectra-Physics common stock pursuant to the tender offer and merger, assuming no outstanding options are exercised, and to pay related expenses is estimated to be approximately $60 million. SPAI will obtain the funds to purchase the Spectra-Physics common stock in the tender offer and the merger through a capital contribution from Thermo Electron. Thermo Electron has committed to provide any required financing to SPAI. Because the tender offer and the merger are for cash and Thermo Electron has access to sufficient cash to fund the tender offer and the merger, we do not believe that the financial condition of Thermo Electron or SPAI is relevant to your decision whether to tender your shares in the tender offer. See "Source And Amount Of Funds."

- THERMO ELECTRON'S POSITION ON THE FAIRNESS OF THE OFFER AND THE MERGER (PAGE 12).

    - DETERMINATION OF THE BOARD OF DIRECTORS OF THERMO ELECTRON. The board of directors of Thermo Electron has determined that the offer and the merger are fair to the stockholders of Spectra-Physics. In considering the fairness of the offer and the merger to Spectra-Physics' stockholders, the board of directors of Thermo Electron reviewed and relied in part upon an analysis of the ranges of potential values of the shares of Spectra-Physics common stock that resulted from the application of several accepted valuation methodologies. This analysis, including the selection of valuation methodologies, was prepared by J.P. Morgan Securities Inc. ("JPMorgan"). JPMorgan is the financial advisor to Thermo Electron in connection with the tender offer and the merger. For a discussion of the factors that the board of directors of Thermo Electron considered in making its determination as to the fairness of the offer and the merger and a summary of the financial analysis prepared by JPMorgan, see "Special Factors--Position Of Thermo Electron As To Fairness Of The Offer and the Merger" and "Special Factors--Summary Of JPMorgan's Analysis and Opinion."

    - SPECTRA-PHYSICS INDEPENDENT COMMITTEE. The board of directors of Spectra-Physics has formed an independent committee of its board of directors, comprised of Messrs. Thomas Ryan, Lawrence Karlson and Polyvios Vintiadis, to prepare Spectra-Physics' recommendation on Schedule 14D-9 to stockholders regarding the tender offer and the merger. The Spectra-Physics independent committee has retained its own counsel and financial advisor. See "Special Factors--Background To The Offer And The Merger--Independent Committee of the Company's Board of Directors."

    - POTENTIAL CONFLICTS OF INTEREST. One of the officers and directors of Thermo Electron is also a director of Spectra-Physics and owns shares of common stock of, or holds options to purchase shares of common stock of, Thermo Electron and/or Spectra-Physics. As a result, there are various potential or actual conflicts of interest in connection with the tender offer and the merger. See "Special Factors--Conflicts Of Interest."

-  CONSEQUENCES OF THE OFFER AND THE MERGER (PAGE 19).

    Completion of the tender offer and the merger would have the following consequences:

    - Thermo Electron would have complete control over Spectra-Physics' business.

    - Thermo Electron would own 100% of the equity interest in Spectra-Physics' business and would solely have the benefit or detriment of any change in Spectra-Physics' value.

    - The shares of Spectra-Physics would no longer be listed on NASDAQ.

    - Spectra-Physics would no longer be subject to the requirements of the Securities Exchange Act of 1934, including the requirements to file annual and other periodic reports or to provide the type of going-private disclosure contained in this offer to purchase.

    If you do not tender your shares of Spectra-Physics common stock and the tender offer is completed, your shares will remain outstanding until the subsequent merger of SPAI and Spectra-Physics. After the merger, each of your shares will, subject to statutory appraisal rights, be converted into the right to receive $17.50 in cash, without interest.

-  APPRAISAL RIGHTS (PAGE 41).

    If you tender your shares of Spectra-Physics common stock in the tender offer, you will not be entitled to exercise statutory appraisal rights under the Delaware General Corporation Law. If you do not tender your shares in the tender offer, upon the subsequent merger of SPAI and Spectra-Physics, you will have a statutory right to dissent and demand payment of the judicially appraised fair value of your Spectra-Physics shares plus a fair rate of interest, if any, from the date of the merger. This value may be more or less than $17.50 per share. See "The Merger; Appraisal Rights."

-  PURPOSE OF THE TENDER OFFER (PAGE 9).

    On January 31, 2000, Thermo Electron announced that its board of directors had authorized its management to proceed with a major reorganization of the operations of Thermo Electron and its subsidiaries. As part of this reorganization, Thermo Electron has acquired the public minority interests in each of its subsidiaries that have minority investors, with the exception of Spectra-Physics, has spun off its separation technologies and fiber-based products business and its medical products business, and has divested a variety of non-core businesses. The purpose of this tender offer and the proposed subsequent merger is to acquire the minority public interest in Spectra-Physics as the last step in Thermo Electron's overall corporate reorganization. Following the tender offer and the merger, Thermo Electron plans to retain Spectra-Physics as part of Thermo Electron's core Optical Technologies business.

-  FOR MORE INFORMATION (PAGES 37 AND 39).

    More information regarding Spectra-Physics and Thermo Electron is available from their respective public filings with the Securities and Exchange Commission. See "Certain Information Concerning the Company" and "Certain Information Concerning The Purchaser And Thermo Electron."

    If you have any questions about the tender offer, please call the information agent, D.F. King & Co., Inc. If you are a banker or broker, call collect at (212) 269-5550. All others should call toll-free at (800) 859-8508.

                                   IMPORTANT

    ANY STOCKHOLDER OF THE COMPANY DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES (AS DEFINED HEREIN) SHOULD EITHER (1) COMPLETE AND SIGN THE ACCOMPANYING LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, HAVE SUCH STOCKHOLDER'S SIGNATURE THEREON GUARANTEED IF REQUIRED BY THE INSTRUCTIONS TO THE LETTER OF TRANSMITTAL, MAIL OR DELIVER THE LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE) OR, IN THE CASE OF A BOOK-ENTRY TRANSFER EFFECTED PURSUANT TO THE PROCEDURES SET FORTH IN "THE TENDER OFFER--PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES," AN AGENT'S MESSAGE (AS DEFINED HEREIN), AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY (AS DEFINED HEREIN), AND EITHER DELIVER THE CERTIFICATES REPRESENTING SUCH SHARES TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE) OR DELIVER SUCH SHARES PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER SET FORTH IN "THE TENDER OFFER--PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES" OR (2) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH STOCKHOLDER. ANY STOCKHOLDER HAVING SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH STOCKHOLDER DESIRES TO TENDER SUCH SHARES.

    A STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES REPRESENTING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY IN A TIMELY MANNER WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN "THE TENDER OFFER--PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

    QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR OTHER TENDER OFFER MATERIALS MAY BE DIRECTED TO THE INFORMATION AGENT OR THE DEALER MANAGER, AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. STOCKHOLDERS MAY ALSO CONTACT THEIR BROKER, DEALER, COMMERCIAL BANK OR TRUST COMPANY FOR ASSISTANCE CONCERNING THE OFFER.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              ---------
SUMMARY.....................................................          2
INTRODUCTION................................................          7
SPECIAL FACTORS.............................................          9
THE TENDER OFFER............................................         24
MATERIAL FEDERAL INCOME TAX CONSEQUENCES....................         35
PRICE RANGE OF THE SHARES; DIVIDENDS........................         36
CERTAIN INFORMATION CONCERNING THE COMPANY..................         37
CERTAIN INFORMATION CONCERNING THE PURCHASER AND THERMO
  ELECTRON..................................................         39
SOURCE AND AMOUNT OF FUNDS..................................         41
THE MERGER; APPRAISAL RIGHTS................................         41
FEES AND EXPENSES...........................................         43
MISCELLANEOUS...............................................         45

SCHEDULE I    MEMBERS OF THE BOARDS OF DIRECTORS AND EXECUTIVE OFFICERS OF
              THE PURCHASER AND THERMO ELECTRON

SCHEDULE II   INFORMATION CONCERNING TRANSACTIONS IN THE COMMON STOCK OF
              THE COMPANY

SCHEDULE III  SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

TO THE HOLDERS OF COMMON STOCK OF SPECTRA-PHYSICS, INC.:

                                  INTRODUCTION

    Spectra-Physics Acquisition, Inc. (the "Purchaser"), a Delaware corporation, hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Spectra-Physics, Inc., a Delaware corporation ("Spectra-Physics" or the "Company"), at a purchase price of $17.50 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Purchaser is a wholly-owned subsidiary of Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"). References in this Offer to Purchase to the Board of Directors of Thermo Electron include both the full Board of Directors and/or a duly authorized committee of the Board of Directors.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES OWNED BY THERMO ELECTRON AND ITS SUBSIDIARIES, CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE OUTSTANDING SHARES ON THE EXPIRATION DATE OF THE OFFER (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER IMPORTANT TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE "THE TENDER OFFER--CERTAIN CONDITIONS OF THE OFFER."

    As of November 12, 2001, there were 16,975,644 Shares outstanding and 3,650,675 Shares reserved for issuance pursuant to options (the "Options") outstanding as of such date under the Company's option plans. As of such date, Thermo Electron owned 13,333,000 Shares, or approximately 78.5% of the outstanding Shares (64.6% assuming all outstanding options are exercised). Thermo Electron owned 13,000,000 Shares indirectly through Spectra-Physics AB ("SPAB"), its wholly owned subsidiary, and 333,000 Shares directly.

    Based upon the number of outstanding Shares as of November 12, 2001 and assuming no Options are exercised, 1,945,080 Shares must be tendered in the Offer in order to satisfy the Minimum Condition. Assuming all outstanding Options are exercised, 5,230,688 Shares must be tendered in the Offer in order to satisfy the Minimum Condition.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase by the Purchaser of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of JPMorgan, which is acting as the Dealer Manager (the "Dealer Manager"), EquiServe Trust Company, L.P., which is acting as the Depositary (the "Depositary"), and D.F. King &
Co. Inc., which is acting as the Information Agent (the "Information Agent"), in connection with the Offer. See "Fees And Expenses."

    This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding the intent, belief or current expectations of Thermo Electron and its Board of Directors, including statements concerning Thermo Electron's strategies following completion of the Offer and its plans with respect to the acquisition of all of the equity interests in the Company. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

    If the Offer is completed, Thermo Electron and the Purchaser will together own at least 90% of the Shares. Thermo Electron ultimately intends to cause the Company to merge with and into the Purchaser in a so-called "short-form" merger between the Company and the Purchaser (the "Merger"). Due to the requirements of
Section 203 of the Delaware General Corporation Law, Thermo Electron is prohibited from completing the Merger until February 23, 2002, unless the Merger is approved by the holders of at least two-thirds of the minority shares of the Company. See "Special Factors--Background to the Offer and the Merger--Acquisition of the Company." After the Merger, the Company would be wholly owned by Thermo Electron. Stockholders of the Company who do not tender their Shares in the Offer would not be entitled to vote on the Merger, unless it occurs before February 23, 2002. The consideration per Share in the Merger will be the same as the Offer Price. It is Thermo Electron's current intention that the Merger be completed as soon as possible after February 22, 2002.

    If, after the Offer is completed but prior to consummation of the Merger, the aggregate ownership by Thermo Electron and its subsidiaries of the outstanding Shares should fall below 90% due to the exercise of outstanding Options or for any other reason, Thermo Electron may acquire additional Shares on the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price. For a discussion of other actions Thermo Electron may take if the Offer is not completed, see "Special Factors--Conduct Of The Company's Business If the Offer Is Not Completed."

    The Purchaser and Thermo Electron have filed with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule TO (including the information required by Schedule 13E-3) (the "Schedule TO") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offer, the Merger and other potential purchases of Shares.

                                SPECIAL FACTORS

BACKGROUND TO THE OFFER AND THE MERGER

    THE THERMO ELECTRON REORGANIZATION. On January 31, 2000, Thermo Electron announced that its Board of Directors had authorized its management to proceed with a major reorganization of the operations of Thermo Electron and its subsidiaries. As part of this reorganization, Thermo Electron has acquired the public minority interest in all of its subsidiaries that have minority investors, except for the Company, has spun off its separation technologies and fiber-based products business and its medical products business, and has divested a variety of non-core businesses. The purpose of the Offer and the Merger is to acquire the minority public interest in the Company as the last step in Thermo Electron's overall corporate reorganization and to permit the shareholders of the Company to receive cash for their shares without the risks of ongoing stock ownership in the Company. Following the Offer and the Merger, Thermo Electron plans to retain the Company as part of Thermo Electron's core Optical Technologies business.

    ACQUISITION OF THE COMPANY. On January 7, 1999, Thermo Instrument Systems Inc., then a majority-owned subsidiary of Thermo Electron ("Thermo
Instrument"), announced that it would commence a tender offer for all of the outstanding shares of Spectra-Physics AB ("SPAB"), then a publicly traded company with its shares listed on the Stockholm Stock Exchange, and the parent company of the Company. On February 22, 1999, Thermo Instrument announced that all of the conditions of its offer had been satisfied and that the offer was then unconditional in all respects. As of February 22, 1999, Thermo Instrument had purchased and received acceptances for approximately 17.3 million, or approximately 98 percent, of all outstanding SPAB shares, at a price of 160 Swedish krona per share (approximately $20 per share). In March 2000, Thermo Instrument acquired the remaining outstanding shares of SPAB under the compulsory acquisition rules applicable to Swedish companies.

    At the time of its acquisition by Thermo Instrument, SPAB owned approximately 80% of the outstanding shares of the Company. By virtue of Thermo Instrument's acquisition of SPAB, Thermo Electron thereby became the ultimate beneficial owner of 80% of the Company. In June 2000, Thermo Instrument was merged directly into Thermo Electron.

    Section 203 of the Delaware General Corporation Law prohibits business combination transactions involving a Delaware corporation (such as the Company) and an "interested stockholder" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the time such person became an interested stockholder, unless special requirements are met or certain exceptions apply. At the time of Thermo Instrument's acquisition of SPAB, the Company notified Thermo Instrument that it believed that Thermo Instrument and Thermo Electron were "interested stockholders" as defined in Section 203 with respect to the Company, and that Thermo Electron and its subsidiaries were subject to the restrictions of Section 203. Accordingly, Thermo Electron and its subsidiaries are prohibited from consummating the proposed Merger until at least February 23, 2002, without the approval of the holders of at least two-thirds of the minority shares of the Company.

    THE COMPANY. Spectra-Physics designs, develops, manufactures, and distributes semiconductor-based lasers and laser optics for a variety of end markets, including passive and active components for the telecommunications industry. Spectra-Physics is also a leader in developing laser products for a variety of other commercial markets, including computer and microelectronics manufacturing, industrial manufacturing, medical, image recording, and research and development. The Company's manufacturing operations are based in Mountain View and Oroville, California; Tucson, Arizona; and Stahnsdorf, Germany. International operations consist of subsidiaries located in Japan and Germany, and approximately 30 distributors worldwide. Spectra-Physics' website is located at www.spectra-physics.com.

    INDEPENDENT COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS. On August 21, 2001, Thermo Electron issued a press release announcing that Thermo Electron would take the Company private as a wholly-owned subsidiary of Thermo Electron, as the last step in its corporate reorganization. Thermo Electron announced that it would make a tender offer for all of the outstanding shares held by the stockholders of the Company other than Thermo Electron and its subsidiaries (the "Public Stockholders") at $20.00 per Share in cash.

    After the Thermo Electron announcement, the Board of Directors of the Company formed an independent committee (the "Independent Committee"), consisting of Messrs. Thomas Ryan, Lawrence Karlson and Polyvios Vintiadis, the Directors of the Company who are not otherwise affiliated with Thermo Electron, or any of its subsidiaries other than the Company, to prepare the Company's Solicitation/Recommendation Statement on Schedule 14D-9 to stockholders regarding the Offer. Under Rule 14d-9 under the Exchange Act, the Company must send to its stockholders on or prior to November 30, 2001 its recommendation whether to accept or reject the Offer. The Company's Board of Directors also authorized the Independent Committee to retain its own counsel and financial advisor. After its formation, the Independent Committee retained Wilson, Sonsini, Goodrich & Rosati, P.C., as its legal counsel and Salomon Smith Barney as its financial advisor.

    On September 26, 2001, Thermo Electron announced that it was reevaluating the offer price of $20.00 per Share in order to analyze the impact on the Company of the worsening economic conditions associated with the terrorist attacks on September 11, 2001.

    On November 6, 2001, Thermo Electron's Board of Directors met and determined that Thermo Electron would offer $17.50 per Share in cash in the Offer.

    On November 16, 2001, the Purchaser commenced the Offer.

REASONS FOR THE OFFER AND THE MERGER

    ACTIONS OF THERMO ELECTRON'S BOARD OF DIRECTORS. On August 20, 2001, the Board of Directors of Thermo Electron held a special meeting at which Thermo Electron's management presented the proposal for Thermo Electron to acquire all of the Shares that Thermo Electron and its subsidiaries did not already own.
Mr. Marijn E. Dekkers, a director of Spectra-Physics and a member of Thermo Electron's Board of Directors and Thermo Electron's Chief Operating Officer and President, recused himself from taking action with respect to the Offer. The Board of Directors of Thermo Electron considered all of the factors relating to the Offer and the Merger referred to below. The Board of Directors of Thermo Electron also discussed the fact that the acquisition by Thermo Electron of the minority stockholder interest in the Company would complete Thermo Electron's corporate reorganization. After consideration of these factors, the Board of Directors of Thermo Electron determined to take the Company private through an acquisition for cash through the Offer for all of the Shares held by the Public Stockholders at a purchase price of $20.00 per Share. On September 26, 2001, Thermo Electron announced that it was reevaluating the offer price of $20.00 per Share in order to analyze the impact on the Company of the worsening economic conditions associated with the terrorist attacks on September 11, 2001. On November 6, 2001, Thermo Electron announced the revised Offer Price of $17.50 per Share in cash.

    BENEFITS AND DETRIMENTS TO THE COMPANY OF THE OFFER AND THE MERGER. In determining whether to make the Offer and thereafter effect the Merger, the Board of Directors of Thermo Electron considered several factors, including the financial performance and profitability of the Company and the potential benefits to the Company's business if the Company were to become part of a larger business unit. Thermo Electron's Board of Directors also considered the following factors:

    - the prospect of achieving greater marketing, operating and administrative efficiencies and synergies as a result of the Company's operations being conducted in a more coordinated manner with Thermo Electron's other businesses;

    - the reduction in the amount of public information available to competitors about the Company's businesses that would result from the termination of the Company's obligations under the reporting requirements of the Commission;

    - the elimination of additional burdens on management associated with public reporting and other tasks resulting from the Company's public company status, including, for example, the dedication of time by and resources of the Company's management and Board of Directors to stockholder and analyst inquiries and investor and public relations;

    - the decrease in costs, particularly those associated with being a public company (for example, as a privately-held entity, the Company would no longer be required to file quarterly, annual or other periodic reports with the Commission or publish and distribute to its stockholders annual reports and proxy statements), that Thermo Electron anticipates could result in savings of approximately $450,000 per year, including fees for an audit by an independent accounting firm and legal fees;

    - the greater flexibility that the Company's management would have to focus on long-term business goals, as opposed to quarterly earnings, as a non-reporting company, particularly in light of the volatility in the Company's quarterly results; and

    - public capital market trends affecting small-cap companies, including perceived lack of interest by institutional investors in companies with a limited public float.

    The Board of Directors of Thermo Electron also considered the advantages and disadvantages of certain alternatives to acquiring the minority stockholder interest in the Company, including:

    - a sale of Thermo Electron's equity interest in the Company; and

    - leaving the Company as a majority-owned, public subsidiary.

    The first alternative, selling Thermo Electron's equity interests in the Company, was not an alternative that was pursued at length, given that Thermo Electron did not want to sell its equity interest in the Company at prices that it believed could be obtained at the current time, but rather intended to retain the Company as a part of Thermo Electron's core Optical Technologies business.

    In the view of the Board of Directors of Thermo Electron, the principal advantage of leaving the Company as a majority-owned, public subsidiary was the ability of Thermo Electron to invest the cash that would be required to buy the minority stockholder interest in the Company for other purposes. The disadvantages of leaving the Company as a majority-owned, public subsidiary which were considered by the Board of Directors included the inability to achieve many of the benefits of taking the Company private discussed above. The Board of Directors of Thermo Electron concluded that the advantages of leaving the Company as a majority-owned, public subsidiary were significantly outweighed by the disadvantages of doing so, and accordingly that alternative was rejected.

    CONSIDERATION OF LIQUIDITY AND SHARE PRICE; TIMING. The Board of Directors of Thermo Electron considered the relatively low volume of trading in the Shares and considered that the Offer and the Merger would result in immediate, enhanced liquidity for the Public Stockholders. The Board of Directors of Thermo Electron also considered recent trends in the price of the Shares.

    Thermo Electron has determined to make the Offer and effect the Merger at this time as the last step in the reorganization of Thermo Electron and its subsidiaries. It also took into account the expiration on February 23, 2002 of the restrictions under Delaware corporate law on a merger with the Company. See "--Background To The Offer And The Merger--Acquisition of the Company."

    ALTERNATIVE STRUCTURE CONSIDERED. The Board of Directors of Thermo Electron also considered alternatives to structuring the transaction as a tender offer followed by a short-form merger. In determining to structure the transaction as a tender offer followed by a short-form merger, the Board of Directors considered the following:

    - Unless at least 90% of the outstanding Shares are owned by the Purchaser, it could not effect a short-form merger. Unlike a long-form merger, the approval of the Company's Board of Directors is not required to complete a short-form merger.

    - A tender offer followed by a later short-form merger would permit Thermo Electron to acquire the minority interest in the Company on an expeditious basis and provide the Public Stockholders with a prompt opportunity to receive cash in exchange for their Shares.

    - In the Offer, each Public Stockholder would individually determine whether to accept cash in exchange for their Shares.

    - Public Stockholders who do not tender their Shares in the Offer could preserve their appraisal rights in the Merger under state law.

    After discussing the advantages and disadvantages of acquiring the minority stockholder interest in the Company, including the alternative method of acquiring such interests through a long-form merger, Thermo Electron's Board of Directors authorized taking the Company private through a tender offer for all of the Shares of the Company that Thermo Electron and its subsidiaries did not already own, to be followed by a short-form merger.

POSITION OF THERMO ELECTRON AS TO FAIRNESS OF THE OFFER AND THE MERGER

    Because Thermo Electron currently owns a majority of the Shares, Thermo Electron and the Purchaser are deemed "affiliates" of the Company under Rule 12b-2 of the Exchange Act. Accordingly, in compliance with Rule 13e-3 under the Exchange Act, the Board of Directors of Thermo Electron has considered the fairness of the Offer and the Merger to the Public Stockholders.

    DETERMINATION OF THE BOARD OF DIRECTORS OF THERMO ELECTRON. In authorizing the Offer and the Merger, the Board of Directors of Thermo Electron determined that the Offer and the Merger are fair to the Public Stockholders. In reaching its determination, the Board of Directors of Thermo Electron considered the factors set forth below in this section, which constitute all of the material factors considered by the Board of Directors in making its determination. The Board of Directors of Thermo Electron determined that each of the following factors supported its belief that the Offer and the Merger are fair to the Public Stockholders:

    - FINANCIAL ANALYSIS. In considering the fairness of the Offer and the Merger from a financial point of view to the Company's stockholders, including the Public Stockholders, the Board of Directors of Thermo Electron reviewed and relied in part upon an analysis of the ranges of potential values of the Shares that result from the application of several accepted valuation methodologies. This financial analysis, including the selection of valuation methodologies, was prepared by JPMorgan to assist the Board of Directors of Thermo Electron with its evaluation of the Offer and the Merger. Thermo Electron retained JPMorgan as its financial advisor for the purpose of advising Thermo Electron in connection with strategic alternatives, including advising Thermo Electron in connection with the acquisition of the minority interest in the Company. The financial analyses undertaken by JPMorgan included an analysis based upon public trading multiples and discounted cash flows. The analysis of trading multiples of companies engaged in businesses which JPMorgan deemed to be relevant to the Company's business indicated an estimated range of equity values for the Shares of approximately $13.00 to $18.00 per Share, with the top end of such range reflecting the impact of the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Synergies"). The analysis based upon discounted cash flows indicated an estimated range of equity values for the Shares of between $11.75 and $14.75 per Share for the Company without incorporating the impact of the Synergies, and $15.25 to $18.75 per Share when the impact of the Synergies was incorporated. See "--Summary of JPMorgan's Analysis and Opinion."

    - INFORMATION CONCERNING THE FINANCIAL PERFORMANCE, CONDITION, BUSINESS OPERATIONS AND PROSPECTS OF THE COMPANY. The Board of Directors of Thermo Electron believed the Offer Price to be attractive in light of the Company's current financial performance, profitability and growth prospects. In addition, the Offer and the Merger would shift the risk of the future financial performance of the Company from the Public Stockholders, who do not have the power to control decisions made as to the Company's business, entirely to Thermo Electron, who has the power to control the Company's business and who has the resources to manage and bear the risks inherent in the business over the long term.

    - THE PREMIUM REFLECTED IN THE OFFER PRICE OF $17.50 PER SHARE. The Board of Directors of Thermo Electron considered the current and historical trading prices of the Shares. The Offer Price represented a premium of approximately 28% over the closing price of $13.69 on August 20, 2001, which was the trading day prior to the date of Thermo Electron's initial announcement that it would take the Company private. The purchase by Thermo Electron would eliminate the exposure of the Public Stockholders to any future or continued declines in the price of the Shares. See "--Certain Effects Of The Offer And The Merger."

    - TERMS OF THE OFFER. The Board of Directors of Thermo Electron considered the terms of the Offer and the Merger, including (1) the amount and form of the consideration, (2) the limited number of conditions to the obligations of the Purchaser, including the absence of a financing condition, (3) the tender offer structure, which would provide an expeditious means for the Public Stockholders to receive the Offer Price and (4) the Minimum Condition.

    - THE MARKET PRICE AND RELATIVE LACK OF LIQUIDITY FOR THE SHARES, AND THE LIQUIDITY THAT WOULD BE REALIZED BY THE PUBLIC STOCKHOLDERS FROM THE ALL-CASH OFFER. The Board of Directors of Thermo Electron believed that the liquidity that would result from the Offer and the Merger would be beneficial to the Public Stockholders because Thermo Electron's ownership of Shares (1) results in a relatively small public float that necessarily limits the amount of trading in the Shares and (2) decreases the likelihood that a proposal to acquire the Shares would be made by an independent entity without the consent of Thermo Electron.

    - THERMO ELECTRON'S DETERMINATION TO RETAIN MAJORITY OWNERSHIP OF THE COMPANY AND NOT TO SEEK A THIRD PARTY BUYER FOR THE COMPANY. Thermo Electron currently intends to retain its majority holdings in the Company, which forecloses the opportunity to consider an alternative transaction with a third party purchaser of the Company or otherwise provide liquidity to the Public Stockholders. Accordingly, it is unlikely that finding a third party buyer for the Company was a realistic option for the Public Stockholders. During 2000, Thermo Electron solicited, but did not receive any, offers for the Company from third parties.

    PROCEDURAL FAIRNESS. The Board of Directors of Thermo Electron also determined that the Offer and the Merger are procedurally fair to the Public Stockholders. In making such determination, the Board of Directors considered the following factors:

    - Each Public Stockholder can individually determine whether to tender Shares in the Offer.

    - The Offer provides the opportunity for the Public Stockholders to sell their Shares without incurring brokerage and other costs typically associated with market sales.

    - Public Stockholders who believe that the terms of the Offer and the Merger are not fair can pursue appraisal rights in the Merger under state law.

    CERTAIN NEGATIVE CONSIDERATIONS. The Board of Directors of Thermo Electron also considered the following factors, each of which they considered negative, in their deliberations concerning the fairness of the terms of the Offer and the
Merger:

    - TERMINATION OF PARTICIPATION IN FUTURE GROWTH OF THE COMPANY. Following the successful completion of the Offer and the Merger, the Public Stockholders would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of their holdings in the Company.

    - CONFLICTS OF INTEREST. The financial interests of Thermo Electron are adverse as to the Offer Price to the financial interests of the Public Stockholders. In addition, officers and directors of the Company have actual or potential conflicts of interest in connection with the Offer and the Merger. See "--Conflicts Of Interest."

    - NO PUBLIC STOCKHOLDER APPROVAL. The Offer and the Merger do not provide the Public Stockholders with an opportunity to vote on the proposed transaction, unless the Merger occurs prior to February 23, 2002.

    - NO UNAFFILIATED REPRESENTATIVE OR INDEPENDENT DIRECTOR APPROVAL. The majority of the members of the Board of Directors of the Company who are not employees of the Company have not retained an unaffiliated representative to act solely on behalf of the Public Stockholders for purposes of negotiating the terms of the Offer and the Merger or preparing a report concerning the fairness of the Offer and the Merger. The Board of Directors of the Company has delegated to the Independent Committee the authority to make a recommendation to the Public Stockholders with respect to the Offer and to prepare a Solicitation/Recommendation Statement on
      Schedule 14D-9, as required by the rules of the Commission.

    OTHER FACTORS. The Board of Directors of Thermo Electron did not consider the net book value of the Company as a relevant factor in assessing the Company's value and, accordingly, did not evaluate the fairness of the Offer Price in relation to the Company's net book value. The Company's net book value at September 30, 2001 was approximately $115 million, which would have yielded a per Share valuation for the Company of $6.79. The Board of Directors relied in part upon valuation methodologies performed by JPMorgan for the purpose of its financial analysis, and JPMorgan did not employ net book value in its financial analysis. Moreover, Thermo Electron does not believe that an analysis based upon net book value was appropriate for an instruments business. Thermo Electron believes that net book value is a valuation methodology more typically used in the banking, utilities, real estate and financial services industries.

    In connection with the Offer, the Board of Directors of Thermo Electron also did not consider "shopping" the Company to prospective purchasers. Shopping the Company would not only entail substantial time delays and allocation of management's time and energy, but would also disrupt and discourage the Company's employees and create uncertainty among the Company's customers and suppliers. Furthermore, Thermo Electron does not intend to sell the Company, but rather intends to continue to operate the Company as part of its core Optical Technologies business. See "--Conduct Of Thermo Electron After The Offer And The Merger."

    In connection with the Offer, the Board of Directors of Thermo Electron did not consider the Offer Price as compared to any implied liquidation value because it was not contemplated that the Company be liquidated, whether or not the Offer and the Merger were completed.

    RECENT PURCHASES OF SHARES BY THERMO ELECTRON. See Schedule II to this Offer to Purchase for information on purchases of Shares by Thermo Electron (as well as by the Company) during the past two years.

    CONCLUSIONS OF THE BOARD OF DIRECTORS. Thermo Electron's Board of Directors concluded that, given the recent performance of the Shares prior to the announcement of Thermo Electron's intention to take the Company private, the uncertainties surrounding the Company's future growth prospects and the limited trading market for the Shares, the Offer and the Merger were fair to the Public Stockholders. In determining that the Offer and the Merger were fair to the Public Stockholders, the Board of Directors of Thermo Electron considered the above factors as a whole and did not assign specific or relative weights to them, other than that the Offer Price of $17.50 per Share in cash was considered the most important factor.

    SUMMARY OF JPMORGAN'S ANALYSIS AND OPINION

    Thermo Electron retained JPMorgan as its exclusive financial advisor for the purpose of advising Thermo Electron in connection with its strategic alternatives, including advising Thermo Electron in connection with the acquisition of the minority interest in the Company. JPMorgan presented the results of its analysis of the ranges of potential values of the Shares to the Thermo Electron Board of Directors on August 20, 2001. Following Thermo Electron's announcement, on September 26, 2001, that it was reevaluating the Offer Price in light of the terrorist attacks on September 11, 2001, Thermo Electron requested JPMorgan to update its valuation analysis with respect to the Shares. JPMorgan's financial analysis, including the selection of valuation methodologies, was prepared to assist the Board of Directors of Thermo Electron with its evaluation of the Offer and the Merger.

    At the November 6, 2001 meeting of the Board of Directors of Thermo Electron, JPMorgan also orally delivered its opinion (the "Opinion"), subsequently confirmed in a written opinion dated November 6, 2001, that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in its Opinion, the Offer Price of $17.50 net per Share in cash was fair, from a financial point of view, to Thermo Electron. No limitation was placed upon the scope of JPMorgan's investigation or valuation methodologies by Thermo Electron.

    JPMORGAN'S FINANCIAL ANALYSIS AND RELATED OPINION WERE PROVIDED TO THE BOARD OF DIRECTORS OF THERMO ELECTRON. THE OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THERMO ELECTRON (AND NOT TO THE PUBLIC STOCKHOLDERS) AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO WHETHER OR NOT THE PUBLIC STOCKHOLDERS SHOULD TENDER THEIR SHARES IN THE OFFER.

    The full text of JPMorgan's written Opinion, which sets forth among other things the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by JPMorgan in conducting its financial analysis and in rendering its Opinion, is attached as Exhibit 12(c) to the Schedule TO. The written Opinion should be read carefully and in its entirety. A copy of JPMorgan's written Opinion will be made available for inspection and copying at the principal office of Thermo Electron during its regular business hours upon request from any record holder of the Shares or a representative of such person designated as such in writing or may be obtained from the Schedule TO filed with the Commission. Requests to have the Opinion made available should be directed to the Corporate Secretary of Thermo Electron at the address set forth under "Certain Information Concerning The Purchaser And Thermo Electron." The summary of JPMorgan's Opinion set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of the written Opinion.

    In conducting its financial analysis and rendering its Opinion, JPMorgan, among other things:

    - reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

    - compared the financial and operating performance of the Company with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of the Shares and certain publicly traded securities of such other companies;

    - reviewed certain internal financial analyses and forecasts prepared by the management of Thermo Electron relating to the Company's businesses, as well as the Synergies; and

    - performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of the Opinion.

    JPMorgan also held discussions with certain members of the management of Thermo Electron with respect to certain aspects of the Offer and the Merger. In addition, JPMorgan held discussions with certain members of management of Thermo Electron with respect to the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effect of the Offer and the Merger on the financial condition and future prospects of Thermo Electron and certain other matters believed necessary or appropriate to JPMorgan's inquiry. In addition, JPMorgan reviewed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its financial analysis and Opinion. JPMorgan did not hold any discussions with management of the Company.

    JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to, or discussed with, JPMorgan by Thermo Electron or otherwise reviewed by JPMorgan, and JPMorgan has not assumed any responsibility or liability therefor. JPMorgan did not conduct any valuation, appraisal or physical inspection of any assets or liabilities, nor were any valuations or appraisals provided to JPMorgan. JPMorgan also assumed that there have been no material changes in the Company's results of operations or financial condition since the date of the most recent financial statements made available to JPMorgan. In relying on the financial analyses and forecasts provided to, or discussed with, JPMorgan, including the Synergies, JPMorgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. JPMorgan also assumed that the Offer and the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of Thermo Electron. JPMorgan relied as to all legal matters relevant to rendering its Opinion upon the advice of counsel. JPMorgan further assumed that any material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Thermo Electron or on the contemplated benefits of the Offer and the Merger.

    JPMorgan's Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its Opinion. Subsequent developments may affect the Opinion, and JPMorgan does not have any obligation to update, revise or reaffirm its Opinion. JPMorgan's Opinion is limited to the fairness, from a financial point of view, of the consideration to be paid by SPAI in the proposed Offer and Merger and JPMorgan has expressed no opinion as to the underlying decision by Thermo Electron to engage in the Offer and the Merger. JPMorgan has also expressed no opinion as to the price at which the Shares or the common stock of Thermo Electron will trade at any future time, whether prior to or following consummation of the Offer and the Merger.

    In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in conducting its financial analysis and reaching its Opinion. The following is a summary of the material financial analyses undertaken by JPMorgan with respect to the Company and presented to the Board of Directors of Thermo Electron:

    PUBLIC TRADING MULTIPLES. Using publicly available information, JPMorgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which JPMorgan deemed to be relevant to the Company's business. The companies selected by JPMorgan were Coherent Inc., GSI Lumonics Inc., and Newport Corporation. These companies were selected, among other reasons, because they compete in similar industries with fairly similar competitive dynamics and growth potential. For each selected company, publicly available financial performance through the most recent last twelve months was measured. In addition, JPMorgan derived estimates of sales, EBITDA and net income per share for the years ended December 31, 2001 and 2002 for each selected company from company filings and the Institutional Brokers Estimates System.

    JPMorgan applied a range of multiples derived from such analysis to the Company's estimated sales, EBITDA and net income per share for calendar years 2001 and 2002 both with and without the impact of the Synergies, and arrived at an estimated range of equity values for the Shares of approximately $13.00 to $18.00 per Share, with the top end of such range reflecting the Synergies.

    DISCOUNTED CASH FLOW ANALYSIS. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per Share. JPMorgan calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 2002 through 2006 based upon financial projections prepared by JPMorgan after discussions with the management of Thermo Electron. JPMorgan also calculated a range of terminal asset values of the Company at the end of the five-year period ending 2006 by applying a range of terminal EBITDA multiples of 7.5 to 8.5 to the EBITDA of the Company during the final year of the five-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 10% to 12%, which were chosen by JPMorgan based upon an analysis of the Company's weighted average cost of capital. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for the Company's estimated 2001 fiscal year-end excess cash, option exercise proceeds and total debt. Based on this analysis, JPMorgan calculated an estimated range of equity values of between $11.75 and $14.25 per Share. JPMorgan also performed a discounted cash flow analysis analysis that added the Synergies to the unlevered free cash flows of the Company. Based on this analysis, JPMorgan calculated an estimated range of equity values of between $15.25 and $18.75 per Share.

    HISTORICAL COMMON STOCK PERFORMANCE. JPMorgan conducted a historical analysis of the closing price of the Shares over the 52-week period prior to the date of its Opinion. During the 52-week period, based on trading prices on Nasdaq, the Company's Shares achieved a high trading price of $46.25 on January 16, 2001 and a low trading price of $12.93 on August 20, 2001.

    The summary set forth above does not purport to be, and is not, a complete description of the financial analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its Opinion, JPMorgan considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and Opinion. In addition, JPMorgan may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions so that the ranges of valuation resulting from any particular financial analysis described should not be taken as JPMorgan's view of the actual value of the Company. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

    As described above, JPMorgan's Opinion was only one of many factors considered by the Board of Directors of Thermo Electron in its determination that the terms of the Offer and the Merger are fair to the Public Stockholders and should not be viewed as determinative of the views of the Board of Directors of Thermo Electron with respect to the value of the Company.

    JPMorgan advised the Board of Directors of Thermo Electron in connection with the Offer and the Merger in part because JPMorgan had been retained to advise Thermo Electron in connection with the overall reorganization of Thermo Electron and its subsidiaries. The Board of Directors of Thermo Electron also considered JPMorgan's experience and expertise. As part of its investment banking businesses, JPMorgan and its affiliates are continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    JPMorgan has advised Thermo Electron that, in the ordinary course of its business, it and its affiliates may actively trade the debt and equity securities of the Company, Thermo Electron and their affiliates for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short term position in such securities.

    Pursuant to a letter agreement among Thermo Electron and JPMorgan, dated January 17, 2000 (as amended), Thermo Electron has agreed to pay JPMorgan a fee of $750,000 for its services in connection with the Offer and the Merger. In addition, JPMorgan will be reimbursed for expenses incurred in connection with these transactions. Since January 2000, JPMorgan has also been acting as financial advisor to Thermo Electron in connection with the overall reorganization of Thermo Electron's businesses, which has been effected in a series of transactions since January 2000 and for which JPMorgan has received customary compensation. In addition, JPMorgan was engaged by the Company in May 2000 to act as its financial advisor in connection with the Company's consideration of its strategic alternatives, which assignment was completed by November 2000. Thermo Electron has agreed to indemnify JPMorgan and its affiliates against certain liabilities, including liabilities under the federal securities laws, in connection with its engagement.

CONFLICTS OF INTEREST

    THERMO ELECTRON. The financial interests of Thermo Electron are adverse as to the Offer Price to the financial interests of the Public Stockholders.

    DIRECTORS OF THERMO ELECTRON. Mr. Marijn Dekkers, a member of the Board of Directors of Thermo Electron and its Chief Operating Officer and President, is also a member of the Board of Directors of the Company. Mr. Dekkers holds equity interests in the Company. These positions and equity interests present this director with actual or potential conflicts of interest in determining the fairness of the Offer and the Merger to the Public Stockholders. However, Mr. Dekkers abstained from voting with respect to the Offer and the Merger. See Schedule I to this Offer to Purchase for a listing of the positions that the members of the Board of Directors of Thermo Electron hold with Thermo Electron and the Company and ownership of the common stock of the Company.

    EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY. In considering any position that the Board of Directors of the Company may take with respect to the Offer, the Public Stockholders should be aware that the executive officers and certain directors of the Company have interests in connection with the Offer and the Merger that present them with actual or potential conflicts of interest, which will be described in the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

    Following consummation of the Offer and the Merger, Thermo Electron anticipates that the board of directors of the Company, as the corporation surviving the Merger (the "Surviving Corporation"), will be comprised solely of members of the Company and Thermo Electron. Officers and directors of the Company who own Shares will receive the Offer Price in the Offer or the Merger on the same terms as the Public Stockholders.

OTHER POSSIBLE PURCHASES OF SHARES

    If the Offer is successfully completed, Thermo Electron and its subsidiaries will collectively own at least 90% of the outstanding Shares. If, after the Offer is completed but prior to the effective date of the Merger (the "Effective Date of the Merger"), as a result of the exercise of Options or for any other reason, Thermo Electron and its subsidiaries collectively own less than 90% of the outstanding Shares, Thermo Electron may acquire additional Shares in the open market or in privately negotiated transactions to the extent required for Thermo Electron and its subsidiaries' collective ownership of Shares to equal or exceed 90%. If the Offer is not completed, Thermo Electron may make open market or privately negotiated purchases of Shares to the extent necessary in order for Thermo Electron and its subsidiaries collectively to own at least 90% of the outstanding Shares. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price.

THE MERGER

    If the Offer is successfully completed, Thermo Electron plans to cause the Purchaser to merge into the Company in a short-form merger, which would occur as soon as possible after February 22, 2002. After the short-form merger, the Company would be wholly owned by Thermo Electron. Under the Delaware General Corporation Law (the "DGCL"), if the Purchaser owns at least 90% of the outstanding Shares, the Purchaser would have the power to approve, adopt and consummate the Merger without a vote of the Company's Board of Directors or stockholders, unless the Merger occurs before February 23, 2002, in which case the Merger would require the approval of the holders of at least two-thirds of the minority shares of the Company. It is Thermo Electron's current intention to wait until as soon as practicable after February 22, 2002 to complete the Merger.

    On the Effective Date of the Merger, each outstanding Share (other than Shares held by stockholders, if any, who are entitled to and perfect their appraisal rights under Section 262 of the DGCL) would be cancelled and converted into the right to receive the Offer Price in cash, without interest. After the Merger, Thermo Electron will, directly or indirectly, own 100% of the equity interest in the Surviving Corporation.

CERTAIN EFFECTS OF THE OFFER AND THE MERGER

    GENERAL. Upon completion of the Offer and the Merger, Thermo Electron would have complete control over the conduct of the Company's business and would have a 100% interest in the net book value and net earnings of the Company. In addition, Thermo Electron would receive the benefit of complete control over any future increases in the value of the Company and would bear the complete risk of any losses incurred in the operation of the Company and any decrease in the value of the Company. Thermo Electron's and its subsidiaries' aggregate ownership of the Company prior to the transactions contemplated by the Offer and the Merger was approximately 78.5%. Upon completion of the Offer and the Merger, Thermo Electron's and its subsidiaries' aggregate interest in the Company's net book value of approximately $115 million on September 30, 2001 and net income of $1,447,000 for the year ended December 31, 2000 would increase from approximately 78.5% of such amounts to 100% of such amounts.

    BENEFITS AND DETRIMENTS TO THE PUBLIC STOCKHOLDERS. Upon completion of the Offer and the Merger, the Public Stockholders would no longer have any interest in, and would not be stockholders of, the Company and therefore would not participate in the Company's future earnings and potential growth and would no longer bear the risk of any decreases in the value of the Company. In addition, the Public Stockholders would not share in any distribution of proceeds after any sales of businesses of the Company, whether contemplated at the time of the Offer or thereafter. See "--Conduct Of Thermo Electron After The Offer And The Merger." All of the Public Stockholders' other incidents of stock ownership, such as the rights to vote on certain corporate decisions, to elect directors, to receive distributions upon the liquidation of the Company and to receive appraisal rights upon certain mergers or consolidations of the Company (unless such appraisal rights are perfected in connection with the Merger), as well as the benefit of potential increases in the value of their holdings in the Company based on any improvements in the Company's future performance, would be extinguished upon acceptance of Shares tendered in the Offer or, if not tendered, upon completion of the Merger.

    Upon completion of the Offer and the Merger, the Public Stockholders would also not bear the risks of potential decreases in the value of their holdings in the Company based on any downturns in the Company's future performance. Instead, the Public Stockholders would have immediate liquidity in the form of the Offer Price in place of an ongoing equity interest in the Company in the form of the Shares. In summary, if the Offer and the Merger are completed, the Public Stockholders would have no ongoing rights as stockholders of the Company (other than statutory appraisal rights in the case of Public Stockholders who are entitled to and perfect such rights under Delaware law).

    POSSIBLE EFFECT OF THE OFFER AND OPEN MARKET PURCHASES ON THE MARKET FOR SHARES. Following the completion of the Offer and prior to the Effective Date of the Merger, the purchase of Shares by the Purchaser pursuant to the Offer or any subsequent open market or privately negotiated purchases would reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public.

    NASDAQ. If the Offer and Merger are consummated, the Shares would not meet the requirements for continued listing on The Nasdaq National Market and would be delisted.

    Following the closing of the Offer and prior to the Effective Date of the Merger, depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer or any subsequent open market or privately negotiated purchases, as well as the number of Public Stockholders who are not affiliated with Thermo Electron, the Shares may no longer meet the quantitative requirements for continued listing on The Nasdaq National Market.

    In the event that the Shares no longer meet the requirements for trading on The Nasdaq National Market, it is possible that the Shares would continue to trade in the over-the-counter market prior to the Effective Date of the Merger and that price or other quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors. The Purchaser cannot predict whether a reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer and the Merger.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. If the Offer and the Merger are completed, however, the Company's reporting obligations under the Exchange Act would terminate.

    Prior to the Effective Date of the Merger, the purchase of Shares pursuant to the Offer or open market or privately negotiated purchases following consummation of the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Thermo Electron presently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after the consummation of the Offer or the Merger as the requirements for termination of registration are met.

    The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing on The Nasdaq National Market.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("purpose loans"). If the Offer and the Merger are completed, the Shares would no longer be "margin securities." Following the purchase of Shares pursuant to the Offer or any subsequent open market or privately negotiated purchases and prior to the Effective Date of the Merger, depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore no longer be used as collateral for purpose loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

    TREATMENT OF SPECTRA-PHYSICS OPTIONS.

    At the time of the Merger, all options to purchase Shares (the "Options") will become options to purchase Thermo Electron Common Stock with the same terms and vesting as existed prior to the Merger, except as described below.

    At the time of the Merger, all Options that are exercisable will become exercisable options to purchase Thermo Electron Common Stock.

    Any Options that are not exercisable at the time of the Merger (the "Accelerated Options") will become immediately exercisable to purchase Thermo Electron Common Stock if the options are "in-the-money" on the date of the Merger. However, if the holder exercises the Accelerated Options before the date or dates on which the options would have vested, the shares that he or she receives will not be saleable until the date or dates in the future when the options would have vested.

    Any Options that are not exercisable at the time of the Merger and that are "out-of-the-money" on the date of the Merger, will not become immediately exercisable to purchase Thermo Electron Common Stock. These Options will retain the same vesting terms as the original Options.

    The number of shares of Thermo Electron Common Stock underlying each assumed option will equal the number of Shares underlying the option before the Merger, multiplied by the "cash exchange ratio" described below, rounded down to the nearest whole number of shares of Thermo Electron Common Stock. The exercise price for each assumed option (the "Adjusted Exercise Price") will be calculated by dividing the exercise price of the stock option before the Merger by the "cash exchange ratio" described below, rounded up to the nearest whole cent.

    The "cash exchange ratio" for the Merger will be a fraction, the numerator of which is the price per Share payable in the Merger and the denominator of which is the closing price of Thermo Electron Common Stock on the day preceding the effective date of the Merger.

    ACCOUNTING TREATMENT. The Offer and the Merger would be accounted for as the acquisition of a minority interest by Thermo Electron, using the purchase method of accounting.

    TAX CONSEQUENCES. For federal income tax purposes, the receipt of the cash consideration by holders of the Shares pursuant to the Offer or the Merger will be a taxable sale of the holder's Shares. See "Certain Federal Income Tax Consequences."

CONDUCT OF THERMO ELECTRON AFTER THE OFFER AND THE MERGER

    If the Offer and the Merger are completed, Thermo Electron intends to run the business of the Company in substantially the same manner as it has been run prior to the Offer and the Merger, except that Thermo Electron intends to conduct a review of whether and/or to what extent the Company should continue its telecommunications business. In addition, if the Offer and the Merger are completed, Thermo Electron intends to cause the Company's Board of Directors to consist solely of Thermo Electron employees, and further intends to undertake a review of the composition of the Company's management. Further, Thermo Electron intends to explore how best to integrate the Company's operations with those of Thermo Electron, with a view to eliminating inefficiencies that result from duplicative facilities or other aspects of the Company's business.

    Except as otherwise described in this Offer to Purchase, the Purchaser and Thermo Electron do not have, as of the date of this Offer to Purchase, any plans or proposals for:

    - any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company after the completion of the Offer and the Merger;

    - any purchase, sale or transfer of a material amount of assets of the Company after the completion of the Offer and the Merger;

    - any change in the present Board of Directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

    - any material change in the Company's present dividend rate or policy, indebtedness or capitalization;

    - any other material change in the Company's corporate structure or business;

    - the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

    - any changes in the Company's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

CONDUCT OF THERMO ELECTRON IF THE OFFER IS NOT COMPLETED

    If the Offer is not completed because the Minimum Condition or another condition is not satisfied or waived, Thermo Electron expects to evaluate whether it would continue to pursue the acquisition of the remaining equity interest in the Company that Thermo Electron does not currently own. In particular, Thermo Electron may consider:

    - engaging in open market or privately negotiated purchases of Shares to increase Thermo Electron's and its subsidiaries' aggregate ownership of Shares to at least 90% of the outstanding Shares and then effecting a short-form merger (subject to Thermo Electron's compliance with Section 203 of the Delaware General Corporation Law);

    - proposing that the Purchaser and the Company enter into a long-form merger agreement, which would require the approval of the Company's Board of Directors and, if such Merger were to take place before February 23, 2002, the approval of the holders of at least two-thirds of the Company's minority shares;

    - keeping outstanding the public minority interest in the Company, in which case the Public Stockholders would receive no cash for their Shares and would bear the risk that the trading price per Share could decline to a price that is less than the Offer Price; or

    - selling their interests in the Company or pursuing a sale of the entire Company to a third party.

    If Thermo Electron were to pursue any of these alternatives, it may take considerably longer for the Public Stockholders to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the Public Stockholders that are more or less than the Offer Price.

    In addition, if the Offer is not completed, Thermo Electron expects to undertake the review of the Company's business and composition of its management as described above under "--Conduct of Thermo Electron After The Offer And The Merger."

                                THE TENDER OFFER

TERMS OF THE OFFER; EXPIRATION DATE

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not properly withdrawn as provided in "--Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, December 14, 2001, unless and until the Purchaser, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    Subject to the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in "--Certain Conditions Of The Offer," and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Purchaser will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See "--Withdrawal Rights."

    Subject to the applicable rules and regulations of the Commission, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, to (1) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in "--Certain Conditions Of The Offer" has not been satisfied or upon the occurrence and during the continuance of any of the events specified in "--Certain Conditions Of The Offer," and (2) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Purchaser acknowledges (a) that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that the Purchaser may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the conditions specified in "--Certain Conditions Of The Offer" without extending the period during which the Offer is open.

    If the Minimum Condition or any other condition specified in "--Certain Conditions Of The Offer" is not fulfilled by the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (1) decline to purchase any of the Shares tendered, return all tendered Shares to tendering stockholders and terminate the Offer, (2) extend the Offer and retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms and conditions of the Offer (including any rights of stockholders to withdraw their Shares), or
(3) waive or reduce the condition and, subject to complying with applicable rules and regulations of the Commission, accept for payment and purchase all Shares validly tendered.

    Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price, a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to stockholders. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought, increases the consideration offered pursuant to the Offer or adds a dealer's soliciting fee, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant material will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn (including Shares validly tendered and not withdrawn during any extension of the Offer, if the Offer is extended, subject to the terms and conditions of such extension), promptly after the Expiration Date. In addition, subject to complying with Rule 14e-1 under the Exchange Act, the Purchaser expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

    - certificates evidencing Shares ("Share Certificates") or timely confirmation of a book-entry transfer of such Shares ("Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "--Procedures For Accepting The Offer And Tendering Shares";

    - the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer; and

    - any other documents required by the Letter of Transmittal.

    Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting such payment to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payment to validly tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and such tendering stockholders must thereafter look solely to the Depositary for payment of the amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted for more Shares than are tendered, Share Certificates representing Shares not purchased or not tendered will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures for book-entry transfer set forth in "--Procedures For Accepting The Offer And Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

    If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share, the Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares have been tendered or purchased prior to such increase in consideration.

    The Purchaser reserves the right to transfer or assign, in whole or in part from time to time, to one or more of its affiliates, the right to purchase the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer, nor will any such transfer or assignment in any way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

    GENERAL. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either (l) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation must be received by the Depositary), in each case prior to the Expiration Date, or (2) the guaranteed delivery procedures set forth below must be complied with.

    No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased. All tendering stockholders, by execution of the Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Shares for payment.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE SOLE OPTION AND RISK OF EACH TENDERING STOCKHOLDER AND, EXCEPT AS OTHERWISE PROVIDED UNDER THIS HEADING "--PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES," THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other documents required by the Letter of Transmittal, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date in order for such Shares to be validly tendered pursuant to the Offer, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

    DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the Stock Exchanges' Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (an "Eligible Institution"), unless Shares tendered thereby are tendered (1) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) for the account of an Eligible Institution.

    If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates for unpurchased Shares are to be returned, to a person other than the registered holder(s), then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificates with the signature(s) on such Share Certificates or stock powers guaranteed by an Eligible Institution as provided above and in the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all of the required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    - such tender is made by or through an Eligible Institution;

    - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser with the Letter of Transmittal, is received by the Depositary, in accordance with the procedure set forth as provided below, prior to the Expiration Date; and

    - the Share Certificates (or a Book-Entry Confirmation) for all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates therefor (or Book-Entry Confirmation of the transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received by the Depositary.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. Under the U.S. federal income tax laws, the Depositary may, under certain circumstances, be required to withhold 30.5% of the amount of any payments made to certain stockholders pursuant to the Offer. To prevent such backup federal income tax withholding with respect to payments made to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution with respect to any Shares tendered thereby (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after November 16, 2001). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts the tendered Shares for payment and deposits the purchase price therefor with the Depositary. Upon such deposit, all prior powers of attorney and proxies given by such stockholder at any time with respect to such Shares (and other Shares and securities issued or issuable in respect of the tendered Shares on or after November 16, 2001) will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor any subsequent written consents be executed by such stockholder (and, if given or executed, will not be deemed effective). Upon such deposit by the Purchaser, the designees of the Purchaser will, with respect to such Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including, without limitation, voting at any meeting of stockholders or by written consent in lieu of any such meeting.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders of any particular Shares determined by it not to be in appropriate form or for which the acceptance of or payment may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularities in the tender of any particular Shares, whether or not similar defects or irregularities are waived in the case of any other Shares. The Purchaser's interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, any of its affiliates or assigns, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    THE PURCHASER'S ACCEPTANCE FOR PAYMENT OF SHARES TENDERED PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN THE TENDERING STOCKHOLDER AND THE PURCHASER UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment as provided herein, may also be withdrawn at any time after January 14, 2002.

    If the Purchaser extends the Offer, is delayed in, or delays, its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares for any reason, then, without prejudice to the Purchaser's other rights under the Offer, tendered Shares may nevertheless be retained by the Depositary, on behalf of the Purchaser, and may not be withdrawn except to the extent tendering stockholders are entitled to and duly exercise withdrawal rights as described in this Section. Any such extension or delay will be accompanied by an extension of the Offer to the extent required by law.

    In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the tendering stockholder must also submit the serial numbers shown on such Share Certificates to the Depositary, and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, as set forth in "--Procedures For Accepting The Offer And Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the procedures of the Book-Entry Transfer Facility.

    Withdrawals may not be revoked and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following the procedures described in "--Procedures For Accepting The Offer And Tendering Shares."

    All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. None of the Purchaser, its affiliates or assigns, the Dealer Manager, the

Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may amend or terminate the Offer if (1) the Minimum Condition has not been satisfied or (2) at any time on or after November 16, 2001 and before the time of acceptance of the Shares for payment pursuant to the Offer, any of the following events shall occur:

    (a) any change shall have occurred in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, cash flows, operations, licenses, franchises or results of operations of the Company or its subsidiaries which has a material adverse effect on the Company and its subsidiaries taken as a whole; or

    (b) any government or governmental authority or agency, whether domestic, foreign or supranational (a "Governmental Entity"), shall have instituted or threatened any action, proceeding, application, claim or counterclaim, sought or obtained any judgment, order or injunction, or taken any other action, which (i) challenges the acquisition by Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) of any Shares pursuant to the Offer or the Merger, restrains, prohibits or materially delays the making or consummation of the Offer or the Merger, prohibits the performance of any of the contracts or other arrangements entered into by Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) in connection with the acquisition of the Shares or the Company, seeks to obtain any material amount of damages, or otherwise directly or indirectly adversely affects the Offer or the Merger,
       (ii) seeks to prohibit or limit materially the ownership or operation by the Company, Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) of all or any material portion of the business or assets of the Company or of Thermo Electron and its affiliates, or to compel the Company, Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) to dispose of or to hold separate all or any material portion of the business or assets of Thermo Electron or any of its affiliates or of the Company or any of its subsidiaries as a result of the transactions contemplated by the Offer or the Merger, (iii) seeks to impose any material limitation on the ability of the Company, Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) to conduct the Company's or any subsidiary's business or own such assets,
       (iv) seeks to impose or confirm any material limitation on the ability of Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) seeks to require divestiture by Thermo Electron or the Purchaser or any of their affiliates of all or any of the Shares or (vi) otherwise has resulted in or has a reasonable likelihood of resulting in, a material adverse effect on the business, financial condition, results of operation or prospects of the Company or Thermo Electron (a "Material Adverse Effect"); or

    (c) there shall have been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity or court, whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits or materially delays the making or consummation of the Offer or the Merger, prohibits the performance of any of the contracts or other arrangements entered into by Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) in connection with the acquisition of the Shares or the Company or otherwise directly or indirectly materially adversely affects the Offer or the Merger, (ii) prohibits or limits materially the ownership or operation by the Company, Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or of Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron), or compels the Company, Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) to dispose of or to hold separate all or any material portion of the business or assets of Thermo Electron or any of its affiliates or of the Company or any of its subsidiaries as a result of the transactions contemplated by the Offer or the Merger, (iii) imposes any material limitation on the ability of the Company, Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) to conduct the Company's or any subsidiary's business or own such assets, (iv) imposes or confirms any material limitation on the ability of Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) requires divestiture by Thermo Electron or the Purchaser or any of their affiliates of all or any of the Shares or (vi) otherwise has resulted in, or has a reasonable likelihood of resulting in, a Material Adverse Effect; or

    (d) there shall have been instituted or be pending before any Governmental Entity or court any action, proceeding, application, claim or counterclaim or any judgment, order or injunction sought or any other action taken by any person or entity (other than a Governmental Entity) which (i) challenges the acquisition by Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) of any Shares pursuant to the Offer or the Merger, restrains, prohibits or materially delays the making or consummation of the Offer or the Merger, prohibits the performance of any of the contracts or other arrangements entered into by Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) in connection with the acquisition of the Shares or the Company, seeks to obtain any material amount of damages, or otherwise directly or indirectly adversely affects the Offer or the Merger, (ii) seeks to prohibit or limit materially the ownership or operation by the Company, Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) of all or any material portion of the business or assets of the Company or of Thermo Electron and its affiliates, or to compel the Company, Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) to dispose of or to hold separate all or any material portion of the business or assets of Thermo Electron or any of its affiliates or of the Company or any of its subsidiaries as a result of the transactions contemplated by the Offer or the Merger, (iii) seeks to impose any material limitation on the ability of the Company, Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) to conduct the Company's or any subsidiary's business or own such assets,
       (iv) seeks to impose or confirm any material limitation on the ability of Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) seeks to require divestiture by Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) of all or any of the Shares or
       (vi) otherwise has resulted in or, in the Purchaser's reasonable discretion, has a reasonable likelihood of resulting in a Material Adverse Effect; and which in the case of clause (i), (ii), (iii),
       (iv) or (v) is successful or the Purchaser determines, in its reasonable discretion, has a reasonable likelihood of being successful; or

    (e) there shall be any statute, rule or regulation enacted, promulgated, entered, enforced or deemed applicable to the Offer or the Merger, or any other action shall have been taken by any Governmental Entity or court that results in, directly or indirectly, any of the consequences referred to in clauses (i) through (vi) of paragraph (b) above; or

    (f) there shall have occurred any general suspension of trading in, or limitation on prices for, securities on NASDAQ or in the over-the-counter market (other than any temporary suspension pursuant to a circuit breaker procedure then in effect and lasting for not more than three trading hours), any declaration of a banking moratorium by federal or New York authorities or general suspension of payments in respect of lenders that regularly participate in the United States market in loans, any material limitation by any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States that materially affects the extension of credit generally by lenders that regularly participate in the U.S. market in loans, any commencement of a war involving the United States or any commencement of armed hostilities or other national or international circumstance involving the United States that has a material adverse effect on bank syndication or financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; which in the reasonable judgment of the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer, the Merger and/or with such acceptance for payment or payments.

    The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of any circumstances giving rise to any condition and may be waived by the Purchaser, in whole or in part, at any time and from time to time in the reasonable discretion of the Purchaser. The failure by the Purchaser (or any affiliate of the Purchaser) at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

    GENERAL. Except as described below, neither Thermo Electron nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein.

    Except as described in this section, neither Thermo Electron nor the Purchaser is aware of any other material filing, approval or other action by any federal or state governmental or administrative authority that would be required for the acquisition of Shares by the Purchaser as contemplated herein. Should any such other approval or action be required, it is currently contemplated that such approval or other action would be sought. There is, however, no present intention to delay the purchase of Shares tendered pursuant to the Offer or the Merger pending the outcome of any such other approval or action. There can be no assurance that any such other approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Purchaser's, Thermo Electron's or the Company's business in the event that such other approvals were not obtained or such other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this section. See "--Certain Conditions Of The Offer."

    ANTITRUST. The Purchaser believes that the Offer and the Merger are exempt from the reporting requirements contained in the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

    FOREIGN APPROVALS. The Company conducts business in a number of foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required, the Purchaser intends to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

    STATE ANTI-TAKEOVER STATUTES. Section 203 of the DGCL prohibits business combination transactions involving a Delaware corporation (such as the Company) and an "interested stockholder" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the time such person became an interested stockholder, unless special requirements are met or certain exceptions apply, including that prior to such time the board of directors of the subject corporation approved either the business combination or the transaction which resulted in such person being an interested stockholder. The Purchaser believes the Offer is not prohibited by Section 203 of the DGCL. As described above under "Special Factors--Background To The Offer And The Merger", the Merger will not be permissible under Section 203 of the DGCL before February 23, 2002, unless Thermo Electron receives the approval of the holders of at least two-thirds of the minority shares of the Company. Thermo Electron currently intends to wait until as soon as practicable after February 22, 2002 to complete the Merger, and accordingly does not intend to seek such approval from the minority stockholders.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in EDGAR v. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. v. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in that state and were incorporated there.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Neither Thermo Electron nor the Purchaser knows whether any of these laws will, by their terms, apply to the Offer or the Merger, and the Purchaser has not necessarily complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the

Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See "--Certain Conditions Of The Offer."

DIVIDENDS AND DISTRIBUTIONS

    If, on or after November 16, 2001, the Company should declare or pay any dividend or other distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date occurring prior to the transfer to the name of the Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights described in "--Certain Conditions Of The Offer," (1) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced in the amount of any such cash dividend or distribution, and (2) the whole of any non-cash dividend or distribution (including, without limitation, additional Shares or rights as aforesaid) will be required to be remitted promptly and transferred by each tendering stockholder to the Depositary for the account of the Purchaser accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right, and may withhold the entire purchase price or deduct from the purchase price the amount of value of such non-cash dividend, distribution or right, as determined by the Purchaser in its sole discretion.

    If, on or after November 16, 2001, the Company should split the Shares or combine or otherwise change the Shares or its capitalization, then, without prejudice to the Purchaser's rights described under the heading "--Certain Conditions Of The Offer," appropriate adjustments to reflect such split, combination or change may be made by the Purchaser in the purchase price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the material U.S. federal income tax consequences of the Offer and the Merger to the beneficial owners of Shares. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable treasury regulations thereunder, judicial decisions and current administrative rulings as in effect on the date of this Offer to Purchase. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Code (for example, life insurance companies, foreign corporations, foreign partnerships, foreign estates or trusts, or individuals who are not citizens or residents of the United States and beneficial owners whose Shares were acquired pursuant to the exercise of warrants, employee stock options or otherwise as compensation) and does not address any aspect of state, local, foreign or other taxation.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Code, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a beneficial owner of Shares that tenders Shares pursuant to the Offer or surrenders Shares pursuant to the Merger will recognize gain or loss equal to the difference between the amount of cash received by the beneficial owner and the aggregate tax basis in the Shares sold pursuant to the Offer or canceled and converted to cash pursuant to the Merger. Gain or loss will be calculated separately for each block of Shares purchased pursuant to the Offer or canceled and converted to cash pursuant to the Merger.

    Gain or loss on the disposition of Shares will be capital gain or loss, assuming that the Shares are held as capital assets. Capital gains of individuals, estates and trusts generally are subject to a maximum federal income tax rate of (i) 20% if, at the time the tendered Shares are accepted for payment (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger), the beneficial owner held the Shares for more than one year or (ii) 39.1% if, at the time the tendered Shares are accepted for payment (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger), the beneficial owner held the Shares for not more than one year. Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income. In addition, the ability of both corporate and non-corporate beneficial owners to use capital losses to offset ordinary income is limited.

    In general, cash received by Public Stockholders who exercise statutory appraisal rights ("Dissenting Stockholders") in respect of such appraisal rights will result in the recognition of gain or loss to the Dissenting Stockholders. Any such Dissenting Stockholder should consult with its tax advisor for a full understanding of the tax consequences of the receipt of cash in respect of appraisal rights pursuant to the Merger.

    A beneficial owner may be subject to backup federal income tax withholding at a rate of 30.5% with respect to the amount of cash received pursuant to the Offer or the Merger unless the owner provides its tax identification number ("TIN") and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A beneficial owner that does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service. See "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares--Backup Federal Income Tax Withholding."

    If backup withholding applies to a beneficial owner, the Depositary is required to withhold 30.5% from payments to such owner. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the beneficial owner upon filing an income tax return.

    EACH BENEFICIAL OWNER OF SHARES IS URGED TO CONSULT SUCH BENEFICIAL OWNER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH BENEFICIAL OWNER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                      PRICE RANGE OF THE SHARES; DIVIDENDS

    PRICE RANGE OF SHARES. The Shares are listed on The Nasdaq National Market under the symbol "SPLI". The following table sets forth the high and low sales prices per Share on The Nasdaq National Market, as reported in publicly available sources for each of the periods indicated.

                                                                HIGH       LOW
                                                              --------   --------
Fiscal Year Ended December 31, 1999:
  First Quarter.............................................  $  14.50   $  6.00
  Second Quarter............................................    11.375     6.375
  Third Quarter.............................................    13.125     7.375
  Fourth Quarter............................................     29.75      8.00
Fiscal Year Ended December 31, 2000:
  First Quarter.............................................     98.50    24.625
  Second Quarter............................................     75.00     32.25
  Third Quarter.............................................   104.375     46.00
  Fourth Quarter............................................     60.00     19.75
Fiscal Year Ending December 31, 2001:
  First Quarter.............................................     46.25     15.00
  Second Quarter............................................     24.88     13.25
  Third Quarter.............................................     25.99     12.93
  Fourth Quarter (through November 14, 2001)................     18.15     16.85

    As of November 12, 2001, there were 28 holders of record of the Shares and in excess of 2,500 beneficial owners of the Shares.

    On August 20, 2001, the last full trading day prior to the public announcement of the Purchaser's intention to commence the Offer at a price of $20.00 per Share, the closing sale price per Share, as reported on The Nasdaq National Market, was $13.69. On November 6, 2001, the last reported sale price of the Company's common stock on The Nasdaq National Market prior to Thermo Electron's announcement of the revised Offer Price of $17.50 per Share was $17.80. On November 14, 2001, the closing sale price per Share, as reported on The Nasdaq National Market, was $17.50.

STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    DIVIDENDS. The Company has never declared or paid any cash dividends in respect of the Shares.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

    Stockholders are urged to review the publicly available information concerning the Company before acting on the Offer.

    GENERAL.

    The Company is subject to the disclosure requirements of the Exchange Act and in accordance therewith is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. In addition, the Company is required to file within 10 business days of the commencement of this Offer, and to distribute to the Company's Stockholders, a statement on Schedule 14D-9 regarding its recommendation to the Company's stockholders with respect to the Offer. Such reports, proxy statements, Schedule 14D-9 and other information are or will be available for inspection at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. In addition, certain material filed by the Company may also be available for inspection at the offices of the NASDAQ Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    Neither Thermo Electron nor the Purchaser intends to grant unaffiliated stockholders special access to the Company's records in connection with the Offer. Neither Thermo Electron nor the Purchaser intends to obtain counsel to or appraisal services for unaffiliated stockholders of the Company.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited consolidated financial statements contained in the Company's Consolidated Financial Statements included in the Company's Annual Reports on Form 10-K for its fiscal years ended December 31, 2000, December 31, 1999, December 31, 1998 and December 31, 1997 and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 2001 (collectively, the "Company Reports"). More comprehensive financial information is included in the Company Reports and in other documents filed by the Company with the Commission (which may be inspected or obtained in the manner set forth above), and the following financial information is qualified in its entirety by reference to the Company Reports and other documents and all of the financial information (including any related notes) contained therein or incorporated therein by reference.

    The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of results for the entire year.

                                                                                                                 NINE MONTHS
                                                                          YEAR ENDED                                ENDED
                                                     ----------------------------------------------------   ---------------------
                                                     DEC. 31,   DEC. 31,   DEC. 31,   DEC. 31,   DEC. 31,   SEPT. 30,   SEPT. 30,
                                                       1996       1997       1998       1999       2000       2000        2001
                                                     --------   --------   --------   --------   --------   ---------   ---------
                                                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                                                            AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales..........................................  $135,434   $159,174   $169,016   $141,310   $186,190   $129,061    $158,315
Cost of products sold..............................    88,320     98,772    103,724     94,622    117,610     81,310     113,572
                                                     --------   --------   --------   --------   --------   --------    --------
  Gross margin.....................................    47,114     60,402     65,292     46,688     68,580     47,751      44,743
                                                     --------   --------   --------   --------   --------   --------    --------
Operating expenses:
  Research and development.........................    12,005     14,365     16,728     17,044     22,629     17,288      17,140
  Selling, general and administrative..............    28,966     32,539     34,903     34,255     39,120     27,237      34,719
  Restructuring and other costs (income), net......     6,915     15,757         --      2,540      1,385      1,385       2,247
                                                     --------   --------   --------   --------   --------   --------    --------
    Total operating expenses.......................    47,886     62,661     51,631     53,839     63,134     45,910      54,106
                                                     --------   --------   --------   --------   --------   --------    --------
    Operating income (loss)........................      (772)    (2,259)    13,661     (7,151)     5,446      1,841      (9,363)
                                                     --------   --------   --------   --------   --------   --------    --------
Other income (expense):
  Interest income (expense)........................    (5,374)    (4,005)     1,335        857        515        551        (851)
  Foreign currency gain (loss).....................     2,532      2,067         --         89        559        260        (139)
  Legal settlement.................................        --     17,010         --         --         --         --          --
                                                     --------   --------   --------   --------   --------   --------    --------
    Total other income (expense)...................    (2,842)    15,072      1,335        946      1,074        811        (990)
                                                     --------   --------   --------   --------   --------   --------    --------
Income (loss) before income taxes and cumulative
  effect of change in accounting method............    (3,614)    12,813     14,996     (6,205)     6,520      2,652     (10,353)
(Provision for) benefit of income taxes............      (634)    21,048     (5,349)     2,357     (3,051)    (1,241)      4,141
                                                     --------   --------   --------   --------   --------   --------    --------
Income before cumulative effect of change in
  accounting method................................    (4,248)    33,861      9,647     (3,848)     3,469      1,411      (6,212)
Cumulative effect of change in accounting method
  (net of tax of $1,778)...........................        --         --         --         --     (2,022)    (2,022)         --
                                                     --------   --------   --------   --------   --------   --------    --------
Net income (loss)..................................  $ (4,248)  $ 33,861   $  9,647   $ (3,848)  $  1,447   $   (611)   $ (6,212)
                                                     ========   ========   ========   ========   ========   ========    ========
Income (loss) per share before cumulative effect of
  change in accounting principle:
    Basic..........................................  $   (.33)  $   2.57   $    .60   $   (.24)  $    .21   $    .09    $   (.37)
                                                     ========   ========   ========   ========   ========   ========    ========
    Diluted........................................  $   (.33)  $   2.57   $    .59   $   (.24)  $    .20   $    .08    $   (.37)
                                                     ========   ========   ========   ========   ========   ========    ========
Net income (loss) per share:
    Basic..........................................  $   (.33)  $   2.57   $    .60   $   (.24)  $    .09   $   (.04)   $   (.37)
                                                     ========   ========   ========   ========   ========   ========    ========
    Diluted........................................  $   (.33)  $   2.57   $    .59   $   (.24)  $    .08   $   (.04)   $   (.37)
                                                     ========   ========   ========   ========   ========   ========    ========
Basic weighted average shares......................    13,000     13,162     16,168     16,169     16,576     16,554      16,751
                                                     ========   ========   ========   ========   ========   ========    ========
Diluted weighted average shares....................    13,000     13,191     16,473     16,169     17,416     17,448      16,751
                                                     ========   ========   ========   ========   ========   ========    ========

                                                      DEC. 31,   DEC. 31,   DEC. 31,   DEC. 31,   DEC. 31,              SEPT. 30,
                                                        1996       1997       1998       1999       2000                  2001
                                                      --------   --------   --------   --------   --------              ---------
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents...........................  $  2,531   $ 33,487   $ 34,620   $ 23,278   $ 22,639              $  7,336
Working capital.....................................    27,531     68,941     72,277     57,947     55,032                37,057
Total assets........................................    86,848    140,524    157,028    152,277    190,831               191,863
Short-term obligations..............................        --      7,321     11,756     13,655     22,311                39,686
Long-term obligations...............................        --         --         --         --      7,500                    --
Long-term obligation to parent company..............    69,698         --         --         --         --                    --
Shareholders' equity (deficit) (1)..................   (21,223)    96,324    110,068    105,462    112,816               115,206
Other Financial Data:
Book value (deficit) per share......................  $  (1.63)  $   6.09   $   6.81   $   6.52   $   6.78              $   6.88
Cash dividends......................................        --         --         --         --         --                    --

------------------------------

(1) Represents parent deficit at December 31, 1996.

        CERTAIN INFORMATION CONCERNING THE PURCHASER AND THERMO ELECTRON

THE PURCHASER

    The Purchaser is a wholly-owned subsidiary of Thermo Electron that does not currently conduct any active business. The Purchaser is organized under the laws of the State of Delaware. The Purchaser's principal executive offices are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

    The name, business address, principal occupation, employment history and citizenship of each of the executive officers and directors of the Purchaser are set forth on Schedule I hereto.

    During the past five years, the Purchaser has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the Purchaser from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

THERMO ELECTRON

    Thermo Electron, a Delaware corporation, is a global leader in providing technology-based instruments, components, and systems that offer total solutions for markets ranging from life sciences to telecommunications to food, drug, and beverage production. Thermo Electron's technologies help researchers sift through data to make discoveries that will fight disease or prolong life, allow manufacturers to fabricate ever-smaller components required to increase the speed and quality of communications, and automatically monitor and control online production to ensure that critical quality standards are met safely and efficiently.

    On January 31, 2000, Thermo Electron announced that its Board of Directors had authorized its management to proceed with a major reorganization of the operations of Thermo Electron and its subsidiaries. As part of this reorganization, Thermo Electron has acquired the public minority interest in each of its subsidiaries that have minority investors, except for Spectra-Physics, has spun off its separation technologies and fiber-based products business and its medical products business, and has divested a variety of non-core businesses. The purpose of the Offer and the Merger is to acquire the minority public interest in the Company as the last step in Thermo Electron's overall corporate reorganization and to permit the Public Stockholders to receive cash for their shares without the risks of ongoing stock ownership in the Company. Following the Offer and the Merger, Thermo Electron plans to retain the Company as part of Thermo Electron's core Optical Technologies business.

    Thermo Electron's common stock is listed on the New York Stock Exchange under the symbol "TMO". The principal executive offices of Thermo Electron are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

    Thermo Electron is subject to the disclosure requirements of the Exchange Act and in accordance therewith is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information are available for inspection and copying at prescribed rates at the offices of the Commission as set forth under "Certain Information Concerning The Company." In addition, certain material filed by Thermo Electron may also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The name, business address, principal occupation, five-year employment history and citizenship of each of the directors and executive officers of Thermo Electron are set forth in Schedule I hereto.

    During the past five years, Thermo Electron has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Thermo Electron from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

CERTAIN TRANSACTIONS

    Except as otherwise set forth in this Offer to Purchase, neither the Purchaser nor Thermo Electron or, to the best knowledge of the Purchaser and Thermo Electron, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any Shares or other securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of any such Shares or other securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

    PRIOR CONTACTS. Except as set forth in this Offer to Purchase (particularly the section entitled "Special Factors--Background To The Offer And The Merger"), since November 16, 1999, there have been no contacts, negotiations or transactions between the Purchaser, Thermo Electron, any subsidiary of the Purchaser or Thermo Electron or, to the best knowledge of the Purchaser and Thermo Electron, any of the persons listed on Schedule I hereto, on the one hand, and the Company or any of its officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets, other than votes cast by Thermo Electron for the election of directors of the Company in the normal course.

    PRIOR BUSINESS RELATIONSHIPS. Except as set forth in this Offer to Purchase, neither the Purchaser nor Thermo Electron or, to the best knowledge of the Purchaser or Thermo Electron, any of the persons listed on Schedule I hereto has, since November 16, 1999, had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require disclosure herein under the rules and regulations of the Commission applicable to the Offer or the Merger.

    In March 2001, the Company entered into a credit agreement with Thermo Electron, under which Thermo Electron made a one year, $20.0 million revolving credit facility available to the Company. The facility bears interest at a per annum rate of 2.75% above the prevailing LIBOR rate. In November 2001, this facility was amended to increase the maximum available amount from $20 million to $35 million. As of November 14, 2001, approximately $29.4 million was outstanding under the credit facility.

    FINANCIAL INFORMATION. Because the Offer Price will be paid in cash, the Purchaser and Thermo Electron do not believe that financial information with respect to the Purchaser, Thermo Electron and their subsidiaries would be material to a stockholder's evaluation of the Offer and the Merger. Financial information concerning Thermo Electron and its subsidiaries is filed by Thermo Electron with the Commission (which may be inspected and copies thereof obtained at the offices of the Commission as set forth in "Certain Information Concerning The Company").

                           SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by the Purchaser to purchase all of the outstanding Shares pursuant to the Offer and the Merger, and to pay related fees and expenses, is estimated to be approximately $60 million. The Purchaser will obtain the funds to purchase the Shares in the Offer and the Merger from Thermo Electron as a loan or capital contribution. Thermo Electron has committed to provide any required financing to the Purchaser.

                          THE MERGER; APPRAISAL RIGHTS

THE MERGER

    Following the consummation of the Offer, subject to the conditions described in this Offer to Purchase and in accordance with the DGCL, Thermo Electron plans to cause the Purchaser to merge with and into the Company. Upon the Effective Date of the Merger:

    --each Share issued and outstanding immediately prior to the Effective Date of the Merger (other than Shares held by Public Stockholders, if any, who are entitled to and who properly exercise their dissenters' rights (see "--Appraisal Rights" below) under the DGCL) will be cancelled and extinguished and be converted into and become a right to receive the Offer Price per Share; and

    --each outstanding share of the Purchaser's capital stock issued and outstanding immediately prior to the Effective Date of the Merger will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. As a result of the Merger, Thermo Electron will own all of the outstanding equity interests in the Company.

APPRAISAL RIGHTS

    Stockholders who tender their Shares in the Offer are not entitled to appraisal rights under the DGCL. If the Purchaser effects the Merger, then Company stockholders who do not tender their Shares to the Purchaser pursuant to the Offer would have the right to demand an appraisal of the fair value of their Shares in accordance with the provisions of Section 262 of the DGCL
("Section 262"), which sets forth the rights and obligations of Company stockholders demanding an appraisal and the procedures to be followed.

    Under the DGCL, record holders of the Shares who follow the procedures set forth in Section 262 will be entitled to have their Shares appraised by the Court of Chancery of the State of Delaware and to receive payment of the fair value of such shares together with a fair rate of interest, if any, as determined by such court. The fair value as determined by the Delaware court is exclusive of any element of value arising from the accomplishment or expectation of the Merger. The following is a summary of certain of the provisions of
Section 262 of the DGCL and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Offer to Purchase as Schedule III.

    The Surviving Corporation would notify the Public Stockholders of record as of the Effective Date of the Merger, and of the approval and consummation of the Merger and the availability of appraisal rights under Section 262 within ten days after the Effective Date of the Merger (the "Merger Notice"). Any Public Stockholder entitled to appraisal rights would have the right, within 20 days after the date of mailing of the Merger Notice, to demand in writing from the Surviving Corporation an appraisal of his Shares. Such demand will be sufficient if it reasonably informs the Surviving Corporation of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of his Shares. Failure to make such a timely demand would foreclose a Public Stockholder's right to appraisal.

    Only a holder of record of Shares as of the Effective Date of the Merger is entitled to assert appraisal rights for the Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the holder's Share Certificates. Holders of Shares who hold their shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights should consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of the Shares should be sent or delivered to the Corporate Secretary, Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, so as to be received within the 20 days after the mailing of the Merger Notice.

    If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand, the agent is agent for such owner or owners.

    A record holder such as a broker holding Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all Shares held in the name of the record holder.

    Within 10 calendar days after the Effective Date of the Merger, the Surviving Corporation must send a notice as to the effectiveness of the Merger. Within 120 calendar days after the Effective Date of the Merger, the Surviving Corporation, or any stockholder entitled to appraisal rights under Section 262 who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of all such stockholders. The Surviving Corporation is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the Shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

    Within 120 calendar days after the Effective Date of the Merger, any stockholder of record who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Shares with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statement must be mailed within 10 calendar days after a written request therefor has been received by the Surviving Corporation or within 10 calendar days after the expiration of the period for the delivery of demands for appraisal, whichever is later.

    If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the fair value of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their Shares as determined under Section 262 could be more than, the same as or less than the amount per Share that they would otherwise receive if they did not seek appraisal of their Shares. The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Shares have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of Shares in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all the Shares entitled to appraisal.

    The Court may require stockholders who have demanded an appraisal and who hold Shares represented by certificates to submit their certificates for Shares to the Court for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Date of the Merger, be entitled to vote the Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Shares (except dividends or other distributions payable to holders of record of Shares as of a date prior to the Effective Date of the Merger).

    If any stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the Shares of such holder will be converted into the right to receive the Offer Price, without interest. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition is filed within 120 calendar days after the Effective Date of the Merger. A stockholder may withdraw a demand for appraisal by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 calendar days after the Effective Date of the Merger will require the written approval of the Surviving Corporation. Once a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any stockholder without the approval of the Court.

    For U.S. federal income tax purposes, stockholders who receive cash for their Shares upon exercise of their appraisal rights will realize taxable gain or loss. See "Material Federal Income Tax Consequences."

    THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE THEIR APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY EXPRESS REFERENCE TO THE DELAWARE APPRAISAL STATUTE, THE FULL TEXT OF WHICH IS ATTACHED HERETO AS SCHEDULE III. STOCKHOLDERS ARE URGED TO READ SCHEDULE III IN ITS ENTIRETY SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

                               FEES AND EXPENSES

    JPMorgan is acting as financial advisor to Thermo Electron in connection with the Offer and the Merger. JPMorgan is also acting as Dealer Manager in connection with the Offer. For a discussion of the fees to be paid to JPMorgan in connection with Offer and the Merger, see "Special Factors--Summary Of JPMorgan's Analysis and Opinion."

    The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and EquiServe Trust Company, L.P. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer material to beneficial owners. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for its services and will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under U.S. federal securities laws.

    The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager and the Information Agent). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

    The following is an estimate of fees and expenses to be incurred by the Purchaser in connection with the Offer:

Financial Advisor...........................................  $  750,000
Legal.......................................................     250,000
Printing....................................................     100,000
Advertising.................................................      25,000
Filing......................................................      25,527
Depositary..................................................      12,500
Information Agent (including mailing).......................      12,000
Miscellaneous...............................................      24,973
                                                              ----------
                                                              $1,200,000
                                                              ==========

    The Company will not pay any of the fees and expenses to be incurred by the Purchaser in connection with the Offer.

                                 MISCELLANEOUS

    The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    Thermo Electron and the Purchaser have filed with the Commission a Schedule TO together with exhibits, pursuant to Rule 14d-3 and Rule 13e-3 promulgated by the Commission under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to information about the Company in "Certain Information Concerning The Company" (except that such statement and amendments may not be available in the regional offices of the Commission).

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED.

November 16, 2001

                                   SCHEDULE I
                     MEMBERS OF THE BOARDS OF DIRECTORS AND
                    EXECUTIVE OFFICERS OF THE PURCHASER AND
                                THERMO ELECTRON

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

    The name, business address, position with the Purchaser, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth below. Unless otherwise indicated, each occupation set forth refers to the Purchaser, each individual is a United States citizen and each individual's business address is 81 Wyman Street, Waltham, Massachusetts 02454. Unless otherwise indicated, to the knowledge of the Purchaser and Thermo Electron, no director or executive officer of the Purchaser beneficially owns any Shares (or rights to acquire Shares). Unless otherwise indicated, to the knowledge of the Purchaser and Thermo Electron, no director or executive officer of the Purchaser has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and no director or executive officer of the Purchaser was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.


THEO MELAS-KYRIAZI...................  See biography below under "Directors and Executive Officers of Thermo Electron."

DIRECTORS AND EXECUTIVE OFFICERS OF THERMO ELECTRON

    The name, business address, position with Thermo Electron, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Thermo Electron, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth below. Unless otherwise indicated, each occupation set forth refers to Thermo Electron, each individual is a United States citizen and each individual's business address is 81 Wyman Street, Waltham, Massachusetts 02454. Unless otherwise indicated, to the knowledge of the Purchaser and Thermo Electron, no director or executive officer of Thermo Electron beneficially owns any Shares (or rights to acquire Shares). Unless otherwise indicated, to the knowledge of the Purchaser and Thermo Electron, no director or executive officer of Thermo Electron has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and no director or executive officer of Thermo Electron was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.



PETER O. CRISP.......................  Mr. Crisp, 68, has been a director of Thermo Electron since
                                       1974. Mr. Crisp was a general partner of Venrock Associates, a venture capital investment firm located at 30 Rockefeller
                                       Plaza, New York, NY 10112, for more than five years until
                                       his retirement in September 1997. He has been the vice
                                       chairman of Rockefeller Financial Services, Inc. since
                                       December 1997. Mr. Crisp is also a director of American
                                       Superconductor Corporation, Evans & Sutherland Computer
                                       Corporation, Lexent Inc., United States Trust Corporation,
                                       and Western Multiplex Corp.

FRANK JUNGERS........................  Mr. Jungers, 74, has been a director of Thermo Electron since 1978. Mr. Jungers has been a consultant on business
                                       and energy matters since 1977. His business address is 822
                                       N.W. Murray Boulevard, Suite 242, Portland, OR 97229.
                                       Mr. Jungers is also a director of The AES Corporation and
                                       Statia Terminals Group N.V.

JIM P. MANZI.........................  Mr. Manzi, 48, has been a director of Thermo Electron since
                                       May 2000. He is the managing director of Stonegate Capital, a firm he formed to manage his personal investment
                                       activities in technology startup ventures, primarily related to the Internet. From 1984 until 1995, he was the chairman, president and chief executive officer of Lotus Development
                                       Corporation, a software manufacturer that was acquired by
                                       IBM Corporation in 1995.

ROBERT A. MCCABE.....................  Mr. McCabe, 66, has been a director of Thermo Electron since
                                       1962. He has been the chairman of Pilot Capital Corporation, located at 444 Madison Avenue, Suite 2103, New York, NY
                                       10022, which is engaged in private investments, since 1998.
                                       Mr. McCabe was the president of Pilot Capital Corporation
                                       from 1987 to 1998. Mr. McCabe is also a director of
                                       Church & Dwight Co., Inc.

ROBERT W. O'LEARY....................  Mr. O'Leary, 57, has been a director of Thermo Electron since June 1998. He has been the chairman and chief
                                       executive officer of The Sagamore Group, a firm specializing in change management situations with a focus on the service sector, since March 2001. He was the president and chief
                                       executive officer of PacificCare Health Systems Inc., a
                                       managed health services company, from July 2000 to
                                       October 2000. From 1995 until July 2000, he was the chairman and chief executive officer of Premier Inc., a strategic
                                       alliance of not-for-profit health care and hospital systems.
                                       Mr. O'Leary is also a director of Smith Group PLC and Viasys
                                       Healthcare Inc.

HUTHAM S. OLAYAN.....................  Ms. Olayan, 47, has been a director of Thermo Electron since
                                       1987. She has served since 1995 as president and a director of Olayan America Corporation, a member of the Olayan Group, and as president and a director of Competrol Real Estate
                                       Limited, another member of the Olayan Group, from 1985 until its merger into Olayan America Corporation in 1997. The
                                       surviving company, which is located at 505 Park Avenue,
                                       Suite 1100, New York, NY 10022, is engaged in private
                                       investments, including real estate, and advisory services.
                                       Ms. Olayan is a citizen of Saudi Arabia.


MICHAEL E. PORTER....................  Dr. Porter, 54, has been a director of Thermo Electron since
                                       July 2001. Dr. Porter is the Bishop William Lawrence
                                       University Professor at the Harvard Business School, and a
                                       leading authority on competitive strategy and international competitiveness. His business address is Harvard Business
                                       School, Soldiers Field Road, Boston, MA 02163.

RICHARD F. SYRON.....................  Dr. Syron, 57, has been a director of Thermo Electron since
                                       September 1997, its chief executive officer since June 1999 and chairman of the board since January 2000. He also served as president of Thermo Electron from June 1999 to
                                       July 2000. From April 1994 until May 1999, Dr. Syron was the chairman and chief executive officer of the American Stock
                                       Exchange Inc. located at 86 Trinity Place, New York, NY
                                       10006-1881. Dr. Syron is also a director of The American
                                       Stock Exchange Inc., Dreyfus Corporation, and John Hancock
                                       Financial Services, Inc.

ELAINE S. ULLIAN.....................  Ms. Ullian, 53, has been a director of Thermo Electron since
                                       July 2001. Ms. Ullian has been president and chief executive officer of Boston Medical Center, a 550-bed academic medical center affiliated with Boston University, since July 1996.
                                       Ms. Ullian is also a director of Hologic, Inc. and Vertex
                                       Pharmaceuticals, Inc. Her business address is Boston Medical
                                       Center, Talbot 1, One Boston Medical Center Plaza, Boston,
                                       MA 02118-2393.

MARIJN E. DEKKERS....................  Mr. Dekkers, 43, has been a director of the Company since
                                       July 2000. He has been the chief operating officer and
                                       president of the Company since July 2000. From June 1999 to
                                       July 2000, he served as the president of Honeywell
                                       International's (formerly AlliedSignal Corporation)
                                       electronic materials division; from August 1997 to
                                       May 1999, he served as vice president and general manager of its fluorine products division; and from July 1995 to
                                       July 1997, he served as vice president and general manager of its specialty films division.

GUY BROADBENT........................  Mr. Broadbent, 37, was appointed Vice President of Thermo
                                       Electron in January 2001 and President, Optical Technologies
                                       in October 2000. From May 2000 to October 2000,
                                       Mr. Broadbent was vice president and general manager of the amorphous metals division of Honeywell International and
                                       from November 1998 to April 2000 he was business director
                                       for Honeywell International's specialty fluorine division.
                                       From June 1996 to October 1998, he was the marketing manager of new business development of the plastics division of
                                       General Electric Company. He also served as product manager of this division from December 1994 to May 1996.


BARRY S. HOWE........................  Mr. Howe, 45, was appointed Vice President of Thermo
                                       Electron in January 2001 and President, Measurement and
                                       Control in October 2000. Since 1995, Mr. Howe has held
                                       various operating positions at Thermo Electron. These
                                       included President, Optical Technologies from February 2000 to October 2000; President and Chief Executive Officer of
                                       its Thermo Optek Corporation subsidiary from March 1999 to
                                       February 2000; President and Chief Executive Officer of its
                                       ThermoSpectra Corporation subsidiary from March 1998 to
                                       March 1999; and President and Chief Executive Officer of its
                                       Thermo BioAnalysis Corporation subsidiary from
                                       February 1995 to March 1998.

THEO MELAS-KYRIAZI...................  Mr. Melas-Kyriazi, 42, has been a vice president of Thermo
                                       Electron since March 1998 and its chief financial officer
                                       since January 1999. Prior to his appointment as a vice
                                       president of Thermo Electron, Mr. Melas-Kyriazi served as
                                       president and chief executive officer of ThermoSpectra
                                       Corporation from its inception in August 1994 until
                                       March 1998. Mr. Melas-Kyriazi is also the sole Director and the President of the Purchaser. Mr. Melas-Kyriazi is a
                                       citizen of Greece.

SETH H. HOOGASIAN....................  Mr. Hoogasian, 47, was appointed General Counsel of Thermo
                                       Electron in 1992 and Vice President in 1996.

PETER E. HORNSTRA....................  Mr. Hornstra, 42, was appointed Chief Accounting Officer of
                                       Thermo Electron in January 2001 and Corporate Controller in
                                       1996. From 1995 until 1996 Mr. Hornstra was Assistant
                                       Corporate Controller of Thermo Electron.

    STOCK OWNERSHIP. The following table sets forth the beneficial ownership of common stock of the Company, as of October 31, 2001, with respect to each director and executive officer of Thermo Electron. No director or executive officer of Thermo Electron beneficially owns any shares of capital stock of the Purchaser. The directors and executive officers of Thermo Electron disclaim beneficial ownership of the shares of common stock beneficially owned by Thermo Electron.

NAME                                                        NUMBER OF SHARES (1)
----                                                        --------------------
Guy Broadbent.............................................              0
Peter O. Crisp............................................              0
Marijn E. Dekkers.........................................          5,000
Seth H. Hoogasian.........................................              0
Peter E. Hornstra.........................................              0
Barry S. Howe.............................................              0
Frank Jungers.............................................              0
Jim P. Manzi..............................................              0
Robert A. McCabe..........................................              0
Theo Melas-Kyriazi........................................              0
Hutham S. Olayan..........................................              0
Robert W. O'Leary.........................................              0
Michael E. Porter.........................................              0
Richard F. Syron..........................................              0
Elaine S. Ullian..........................................              0
All directors and current executive officers as a group
  (16 persons)............................................          5,000

------------------------

(1) Shares of the common stock of Spectra-Physics beneficially owned by Mr. Dekkers and by all directors and current executive officers as a group include 5,000 shares that Mr. Dekkers has the right to acquire within 60 days of October 31, 2001 through the exercise of stock options. No director or current executive officer beneficially owned more than 1% of the Spectra-Physics common stock outstanding as of October 31, 2001; all directors and current executive officers as a group beneficially owned less than 1% of the Company's common stock outstanding as of October 31, 2001.

                                  SCHEDULE II
                      INFORMATION CONCERNING TRANSACTIONS
                       IN THE COMMON STOCK OF THE COMPANY

    The following table sets forth information with respect to purchases of the Company's common stock by the Purchaser and Thermo Electron since January 1, 1999 (the commencement of the Company's second full fiscal year preceding the date of this Offer to Purchase).

                                                        NUMBER OF
                                                         SHARES         PRICE
DATE                                    PURCHASER       PURCHASED   PAID PER SHARE
----                                 ----------------   ---------   --------------
June 20, 2001......................  Thermo Electron     333,000        $17.67

    This Schedule does not include 13,000,000 shares of the Company's common stock acquired by Thermo Electron in February 1999 by virtue of Thermo Electron's acquisition of SPAB. See "Special Factors--Background to the Offer and the Merger--Acquisition of the Company."

                                  SCHEDULE III
              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

262. APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                                     III-1

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent

                                     III-2
    to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed, by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all

                                     III-3
relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection
(f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

                                     III-4

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                         EQUISERVE TRUST COMPANY, L.P.

        BY FIRST CLASS MAIL:                  BY OVERNIGHT DELIVERY:
  EquiServe Trust Corporate Actions               EquiServe Trust
           P.O. Box 43025                     Attn: Corporate Actions
      Prividence, RI 02940-3025                 40 Campanelli Drive
                                                Braintree, MA 02184

                               BY HAND DELIVERY:

                        Securities Transfer & Reporting
                              c/o EquiServe Trust
                         100 William's Street, Galleria
                               New York, NY 10038

               TELEPHONE ASSISTANCE: 877-282-1168 OR 877-282-1169

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Stockholders may also contact their broker, dealer, bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                          77 Water Street, 20th Floor
                               New York, NY 10005
                Bankers and Brokers Call Collect (212) 269-5550
                    All Others Call Toll-Free (800) 859-8508

                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]

                          J.P. MORGAN SECURITIES INC.
                                277 Park Avenue
                               New York, NY 10172
                                 (866) 262-0777